SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SEACHANGE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials:
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SEACHANGE INTERNATIONAL, INC.
50 Nagog Park
Acton, Massachusetts 01720

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 18, 2012

The Annual Meeting of Stockholders of SeaChange International, Inc. (“SeaChange” or the “Company”) will be held at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720, on Wednesday, July 18, 2012 at 10:00 a.m., local time, to consider and act upon each of the following matters:

1.	To elect the nominees named in the proxy statement to the Board of Directors to serve for three-year terms as Class I Directors.
2.	To conduct an advisory vote on the compensation of the Company’s named executive officers.
3.	To ratify the appointment of SeaChange’s independent registered public accounting firm.
4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on May 21, 2012, the record date fixed by the Board of Directors for such purpose.

IF YOU PLAN TO ATTEND:

Please call Martha Schaefer at (978) 897-0100 if you plan to attend. Please bring valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors
Michael Bornak Chief Financial Officer, Secretary, Treasurer and Senior Vice President, Finance and Administration

Acton, Massachusetts
May 30, 2012

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. If you are the registered holder of the shares, you may rather choose to vote via the Internet or by telephone. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone. Please refer to the enclosed form for instructions.

2012 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

i

SEACHANGE INTERNATIONAL, INC.
50 Nagog Park
Acton, Massachusetts 01720

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 18, 2012

May 30, 2012

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors (the “Board”) of SeaChange International, Inc. for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, July 18, 2012, at 10:00 a.m., local time, at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720.

Only stockholders of record as of the close of business on May 21, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof.

SeaChange is pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish their proxy materials over the Internet. We believe that this process allows SeaChange to provide its stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing its proxy materials.

As a result, SeaChange is mailing to most of its stockholders of record entitled to vote at the annual meeting on or about June 6, 2012, a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”) instead of a paper copy of this proxy statement and SeaChange’s 2012 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The balance of SeaChange’s stockholders entitled to vote at the annual meeting will be mailed on or about June 6, 2012 a printed copy of the proxy materials together with a copy of the Notice.

Information Regarding Voting and Proxies

Stockholders may vote in one of the following three ways:

(1)	if you receive a copy of the proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope by return mail;
(2)	by completing a proxy using the toll-free telephone number listed on the proxy card or Notice; or
(3)	by completing a proxy on the Internet at the address listed on the proxy card or Notice.

Any proxy may be revoked by a stockholder at any time before its exercise by either delivering written revocation or a later dated proxy to the Secretary of SeaChange, entering a new vote by Internet or telephone, or attending the Annual Meeting of Stockholders and voting in person. Only your latest dated proxy will count.

All properly completed proxy forms returned in time to be cast at the Annual Meeting will be voted. With respect to the election of the Class I Directors, any stockholder submitting a proxy has a right to withhold authority to vote for a nominee by indicating this in the space provided on the proxy. The stockholders will also consider and vote upon an advisory vote on the compensation of the Company’s named executive officers and the ratification of the selection of SeaChange’s independent registered public accounting firm. Where a choice has been specified on the proxy card with respect to each proposal, the shares represented by the proxy will be voted in accordance with your specifications. If no specification is indicated on the proxy card, the shares represented by the proxy will be voted FOR the nominees named herein for election to the Board of Directors to serve as Class I Directors, FOR approval of the compensation of the Company’s named executive officers, and FOR the ratification of the selection of SeaChange’s independent registered public accounting firm.

A majority-in-interest of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the meeting. On all other matters being submitted to stockholders, an affirmative vote of at least a majority of the shares present, in person or represented by proxy, and voting on that matter is required for approval or ratification. An automated system administered by SeaChange’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions, as well as broker “non-votes” are not considered to have been voted for such matters and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies and in accordance with the SEC’s proxy rules. See “Stockholder Proposals” herein at page 11. The persons named as proxies, Raghu Rau and Michael Bornak, were selected by the Board of Directors and are officers of SeaChange.

OWNERSHIP OF SECURITIES

Securities Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of SeaChange common stock as of May 21, 2012 by:

•	each person or entity who is known by SeaChange to beneficially own more than 5% of the common stock of SeaChange;
•	each of the directors of SeaChange and each of the executive officers of SeaChange named in the Summary Compensation Table on page 30; and
•	all of the directors and executive officers of SeaChange as a group.

Except for the named executive officers and directors, none of these persons or entities has a relationship with SeaChange, except as disclosed below under “Certain Relationships and Related Transactions.” Unless otherwise indicated, the address of each person or entity named in the table is c/o SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts 01720, and each person or entity has sole voting power and investment power (or shares such power with his or her spouse), with respect to all shares of capital stock listed as owned by such person or entity.

The number and percentage of shares beneficially owned is determined in accordance with the rules of the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares of common stock underlying restricted stock units, options or warrants that are exercisable by that person within 60 days of May 21, 2012. However, these shares underlying options or warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentage of beneficial ownership is based on 32,815,189 shares of SeaChange’s common stock outstanding as of May 21, 2012.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding
Raghu Rau	94,980	*
Michael D. Bornak	—	*
Ira Goldfarb	193,011	*
Anthony Kelly(2)	428,722	1.3%
Erwin van Dommelen	35,554	*
William C. Styslinger, III(3)	1,047,334	3.2%
Yvette M. Kanouff(4)	98,821	*
Kevin M. Bisson(5)	81,745	*
Mary Palermo Cotton	66,500	*
Peter Feld(6)(8)	2,797,342	8.5%
Thomas F. Olson	95,888	*
Carlo Salvatori	36,000	*
Edward Terino	49,000	*
Carmine Vona	93,377	*
Dimensional Fund Advisors LP(7) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,000,611	6.1%
Starboard Value LP(8) 599 Lexington Avenue, 20th Floor New York, NY 10022	2,797,342	8.5%

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding
Wellington Management Company, LLP(9) 75 State Street Boston, MA 02109	1,702,274	5.2%
TAMRO Capital Partners LLC(10) 1701 Duke Street, Suite 250 Alexandria, VA 22314	2,056,496	6.3%
All executive officers and directors as a group (15 persons)(11)	5,503,387	16.8%

*	Less than 1%
(1)	Includes shares of Common Stock which have not been issued but are subject to options which either are presently exercisable or will become exercisable within 60 days of May 21, 2012, as follows: Mr. Goldfarb, 68,000 shares; Ms. Cotton, 5,000 shares; Mr. Olson, 17,500 shares; Mr. Vona, 17,500 shares; Mr. Rau, 50,000 shares. Includes restricted stock units that will have vested within 60 days of May 21, 2012, as follows: Mr. Rau, 6,000 restricted stock units; and Mr. Terino, 6,000 restricted stock units.
(2)	Excludes 5,424 shares of common stock owned by his spouse, Judith Kelly. Mr. Kelly disclaims beneficial ownership of such shares. Effective as of the sale of SeaChange’s media services business on May 21, 2012, which sale was announced in a press release furnished by SeaChange in a Form 8-K filed May 21, 2012, Mr. Kelly is no longer employed by SeaChange. Mr. Kelly is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(3)	According to an amended Schedule 13G filed on February 14, 2012, Mr. Styslinger may be deemed to beneficially own all of the above mentioned shares. Mr. Styslinger expressly disclaims beneficial ownership of the Shares, except to the extent that Mr. Styslinger is the record owner of such shares. As disclosed in SeaChange’s Form 8-K filed November 30, 2011, Mr. Styslinger left SeaChange, effective December 8, 2011. Mr. Styslinger is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee as of the date hereof.
(4)	As disclosed in SeaChange’s Form 8-K filed February 3, 2012, Ms. Kanouff left SeaChange, effective January 31, 2012. Ms. Kanouff is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(5)	As disclosed in SeaChange’s Form 8-K filed January 13, 2012, Mr. Bisson left SeaChange, effective January 13, 2012. Mr. Bisson is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(6)	Includes 2,344,471 shares held by Starboard Value and Opportunity Fund Ltd (“Value and Opportunity Fund”), 22,650 shares held by Starboard Value and Opportunity S LLC (“Starboard LLC”), and 422,220 shares held by Starboard Value LP (“Starboard Value LP”). Mr. Feld may be deemed to share beneficial ownership and voting and dispositive control of such shares due to Mr. Feld’s status as a member of Starboard Principal Co GP LLC (“Principal Co GP”), the general partner of Starboard Principal Co LP (“Principal Co”), and as a member of the Management Committees of Principal Co GP and Starboard Value GP LLC (“Starboard Value GP”), the general partner of Starboard Value LP. Mr. Feld expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(7)	According to an amended Schedule 13G filed on February 14, 2012, Dimensional Fund Advisors LP may be deemed to have sole voting power with respect to 1,934,506 of the above-mentioned shares and sole dispositive power over all of the above-mentioned shares. Dimensional Fund Advisors LP serves as investment advisor to four investment companies and serves as investment manager to certain other commingled group trusts and investment accounts, which own the above-mentioned shares. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.
(8)	Based on information contained in a Form 4 filed on April 16, 2012 by Mr. Feld. According to the Form 4, as of April 16, 2012, (i) Value and Opportunity Fund had beneficial ownership of 2,344,472 shares, (ii) Starboard LLC had beneficial ownership of 22,650 shares, (iii) Starboard Value LP, as the holder of 422,220 shares and the investment manager of Value and Opportunity Fund and

Starboard LLC, may be deemed to have beneficial ownership of 2,789,342 shares, (iv) Starboard Value GP, as the general partner of Starboard Value LP, may be deemed to have beneficial ownership and voting and dispositive control over the shares held by Value and Opportunity Fund and Starboard Value LP, (v) Principal Co, as a member of Starboard Value GP, may be deemed to have beneficial ownership and voting and dispositive control over the shares held by Value and Opportunity Fund, Starboard LLC, and Starboard Value LP, and (vi) Principal Co GP, as the general partner of Principal Co, may be deemed to have beneficial ownership and voting and dispositive control over the shares held by Value and Opportunity Fund, Starboard LLC and Starboard Value LP. In addition, as members of Principal Co GP and the Management Committees of Starboard Value GP and Principal Co GP, Jeffrey C. Smith, Mark Mitchell, and Peter A. Feld may each be deemed to share beneficial ownership and voting and dispositive control of the shares held by Value and Opportunity Fund, Starboard LLC and Starboard Value LP.
(9)	According to an amended Schedule 13G filed on February 14, 2012, Wellington Management Company, LLP shares voting power with respect to 1,004,600 of the above-mentioned shares with its clients and shares dispositive power over all of the above-mentioned shares with its clients.
(10)	According to a Schedule 13G filed on February 8, 2012, TAMRO Capital Partners LLC may be deemed to have sole voting power with respect to 1,678,141 of the above-mentioned shares and shared dispositive power with respect to all of the above-mentioned shares. The securities reported on such Schedule 13G are beneficially owned by clients of TAMRO Capital Partners LLC which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.
(11)	This group is comprised of those individuals named in the Summary Compensation Table on page 30, the remaining executive officers of SeaChange and those persons who were directors of SeaChange as of May 21, 2012. Includes an aggregate of 213,000 shares of Common Stock which the directors and executive officers, as a group, have the right to acquire by exercise of stock options or will acquire upon vesting of restricted stock units within 60 days of May 21, 2012. Includes an aggregate of 12,000 restricted stock units held by directors and executive officers, as a group, that will have vested within 60 days of May 21, 2012.

PROPOSAL NO. I

ELECTION OF DIRECTORS

SeaChange’s Board of Directors currently consists of seven members, six of whom are independent, non-employee directors. The Board of Directors is divided into three classes. Each class is elected for a term of three years, with the terms of office of the directors in the respective classes expiring in successive years. The present term of the current Class I Directors, Messrs. Salvatori and Vona, expires at the Annual Meeting. The Board of Directors, based on the recommendation of the Corporate Governance and Nominating Committee, has nominated Mr. Vona for re-election as a Class I Director and has nominated Mr. Rau (who is currently a Class III director) for election to assume Mr. Salvatori’s seat as a Class I Director following the Annual Meeting. Mr. Salvatori has not been nominated for re-election to the Board and will cease to be a member of the Board at the Annual Meeting. The Board of Directors knows of no reason why either of these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person, or for fixing the number of directors at a lesser number. Messrs. Rau and Vona have each consented to being named in this proxy statement as a nominee to be a Class I Director and to serving in that capacity, if elected.

The Board of Directors unanimously recommends a vote “FOR” the Nominees listed below.

The following table sets forth, for the nominees to be elected at the Annual Meeting and each of the other current directors, the year the nominee or director was first appointed or elected a director, the principal occupation of the nominee or director during at least the past five years, any other public company boards on which the nominee or director serves or has served in the past five years, the nominee’s or director’s qualifications to serve on the Board and the age of the nominee or director. In addition, included in the information presented below is a summary of each nominee’s or director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director.

Class I Directors (Terms Expire at 2012 Annual Meeting) and Nominee

Director’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Raghu Rau (2010)	Chief Executive Officer and Director
Raghu Rau, 63, was appointed Chief Executive Officer of SeaChange in November 2011 and joined the SeaChange Board of Directors in July 2010. Mr. Rau previously held a number of senior leadership positions at Motorola, Inc., from 1992 to 2008, and previously served on the Board of Directors of Microtune, Inc., from May 2010 to December 2010, which was then acquired by Zoran Corporation. Mr. Rau has served on the Board of Directors of Aviat Networks, Inc., a leader in wireless transmission systems, since November 2010. Mr. Rau is currently a Class III Director, but has been nominated for election as Class I Director at the 2012 Annual Meeting.
Mr. Rau contributes valuable executive experience as the Chief Executive Officer of SeaChange as well as prior experience in the areas of managing a rapidly expanding business, the integration of strategic acquisitions and joint ventures, and the implementation of corporate strategy.

Director’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Carmine Vona (1995)	Director
Carmine Vona, 74, has served as a Director of SeaChange since January 1995. In addition, since December 2001, Mr. Vona has served as a director of Metrosoft, Inc., a New Jersey based company specializing in providing software products to the mutual funds industry, having also served as its Chief Executive Officer from December 2001 through December 2002 and as its Chairman from December 2001 through December 2010. From 1996 to 2009, Mr. Vona also served as the President and Chief Executive Officer of Vona Information Systems, Inc., a consulting firm specializing in technical software architectures for the financial industry. From August 2000 to December 2002, Mr. Vona served as a member of the Board of Directors of E-LAB, an Italian bank wholly owned by Banca INTESA. From November 1969 to June 1996, Mr. Vona was employed by Bankers Trust Co., during which time he held positions as Executive Vice President and Senior Managing Director for worldwide technology. From August 1986 to June 1996, Mr. Vona was Chairman of BT-FSIS, a software development company and a wholly-owned subsidiary of Bankers Trust Co.
Mr. Vona contributes extensive experience in software development, front and back-office re-engineering and risk management, and in the formulation, execution and control of entity-wide software strategies.
Carlo Salvatori (2009)	Director
Carlo Salvatori, 71, has served as a Director of SeaChange since February 2009. In addition, Mr. Salvatori has served as the Chairman of Lazard Italy, the financial advisory and asset management firm, since June 1, 2010. Prior to that, from July 2006 until May 2010, Mr. Salvatori served as the Managing Director and Chief Executive Officer of Unipol Gruppo Finanziario, an insurance and banking firm in Bologna, Italy. He was Chairman of Bank Austria Creditanstalt, a banking firm based in Vienna, Austria, from January 2006 until June 2006, and prior to that served as Chairman of Unicredit Group, a banking company based in Milan, Italy, from May 2002 until January 2006. Further, Mr. Salvatori served as the Deputy Chairman of Mediobanca, a banking company in Milan, from May 2002 until June 2002. Mr. Salvatori was appointed Chief Executive Officer of Cariplo in 1996, which later became Banca INTESA, which at the time was the largest bank in Italy, with Mr. Salvatori continuing as its Chief Executive Officer until 2001.
Mr. Salvatori contributes valuable international business experience, extensive financial expertise and contacts in the financial and industrial community throughout Europe.

Class II Directors (Terms Expire at 2013 Annual Meeting)

Nominee’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Thomas F. Olson (2001)	Chairman of the Board of Directors
Thomas F. Olson, 63, has served as a Director of SeaChange since May 2001 and as Chairman since November 2011. In addition, from January 1999 to December 2003, Mr. Olson served as the Chief Executive Officer of National Cable Communications, a company specializing in cable television advertising time sales. From January 1995 to May 1998, Mr. Olson was Managing Partner of National Cable Communications. Mr. Olson served as Chief Executive Officer of Katz Media Group, a radio, broadcast television and cable television national sales representation firm, from August 1994 to May 1998. Mr. Olson was with Katz Media Group for 23 years. Since 2005, Mr. Olson has also served on the board of Sarkes Tarzian, Inc., a private company that owns and operates television and radio stations.
Mr. Olson contributes valuable executive experience within the cable and broadcast television industry and the advertising industry, and with the issues confronting companies within these industries.
Edward Terino (2010)	Director
Edward Terino, 58, has served as President of GET Advisory Services, LLC, a strategic and financial management consulting firm focused on the maritime and technology industries, since March 2009. Mr. Terino has served as a director of Baltic Trading Ltd., an international dry bulk shipping company, since March 2010, where he is the Chairman of the Audit Committee and a member of the Compensation Committee. From April 2007 until February 2012, Mr. Terino served as a Director of S1 Corporation, a leading provider of integrated banking solutions, where he was Chairman of the Audit Committee and a member of the Compensation Committee. From November 2009 until November 2010, Mr. Terino served as a Director of Phoenix Technologies Ltd., a BIOS software company, where he was the Chairman of the Audit Committee and a member of the Compensation Committee. From October 1999 until March 2006, Mr. Terino served as a Director of EBT International Inc., a Web content management software company, where he was Chairman of the Audit Committee and a member of the Compensation Committee. Previously, Mr. Terino was the CEO, President and CFO of Arlington Tankers Ltd., an international seaborne transporter of crude oil and petroleum products, a position he held from July 2005 until December 2008. Prior to this, Mr. Terino served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Art Technology Group, Inc., a provider of Internet-based e-commerce software focused on the Global 1000 market, from September 2001 until June 2005.
Mr. Terino contributes experience as a “financial expert” in mergers and acquisitions, in cost restructurings, investor relations, and in implementing financial measures and controls in software companies.

Class III Directors (Terms Expire at 2014 Annual Meeting)

Nominee’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Mary Palermo Cotton (2004)	Director
Mary Palermo Cotton, 54, has served as a Director of SeaChange since September 2004. Currently Ms. Cotton is Chief Executive Officer of iDirect Technologies, a leading provider of satellite based IP communications technology. Previously, Ms. Cotton was a Senior Vice President of SAP, an enterprise software provider, as a result of SAP’s June 2006 acquisition of Frictionless Commerce. Prior to the acquisition, Ms. Cotton had been the Chief Executive Officer of Frictionless Commerce, a company providing supplier relationship management software, since February 2005. From February 2003 to July 2004, Ms. Cotton was a Senior Advisor to Aspen Technology, a software service provider, and previously served as Aspen’s Chief Operating Officer from January 2001 to January 2003. Ms. Cotton additionally served on the Board of Directors of Precise Software Solutions from June 2000 to June 2003 when Precise Software Solutions was acquired by VERITAS Software.
Ms. Cotton contributes extensive executive experience in the global software industry as well as extensive financial reporting expertise.
Peter Feld (2010)	Director
Peter Feld, 33, has served as a Director of SeaChange since December 2010. Currently, Mr. Feld is a Member of Starboard Principal Co GP LLC and a member of the Management Committees of Starboard Value GP LLC and Starboard Principal Co GP LLC. Previously, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd between November 2008 and April 2011. Prior to becoming a Managing Director, Mr. Feld served as a Director at Ramius LLC from February 2007 to November 2008. Mr. Feld joined Ramius LLC as an Associate in February 2005. From June 2001 to June 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC. Mr. Feld has served as a director of Openwave Systems since July 2011 and as Chairman of the Board of Openwave Systems since September 2011. Previously, Mr. Feld served on the Board of Directors of CPI Corp. from July 2008 to July 2009 and on the Board of Directors of Sharper Image Company from August 2007 to January 2008.
Mr. Feld contributes extensive knowledge of the capital markets and corporate governance practices as a result of his investment and private equity background.

Arrangements or Understandings Regarding the Selection of Certain Directors

On June 3, 2010, SeaChange entered into an agreement (the “First Ramius Agreement”) with Ramius Value and Opportunity Master Fund Ltd., funds managed by it and certain of its affiliates including Ramius LLC (collectively, “Ramius”), as further described in the Current Report on Form 8-K filed by SeaChange with the Securities and Exchange Commission on June 3, 2010. Pursuant to the First Ramius Agreement, in exchange for certain agreements by Ramius with respect to the 2010 and 2011 Annual Meetings, SeaChange agreed, among other things, to nominate Mr. Terino for election to the Board as a Class II Director at the 2010 Annual Meeting and to elect Mr. Rau to the Board to serve as a Class III Director (with a term to expire at the 2011 Annual Meeting).

On December 16, 2010, SeaChange entered into an agreement (the “Second Ramius Agreement”) with Ramius, as further described in the Current Report on Form 8-K filed by SeaChange with the Securities and Exchange Commission on December 16, 2010. Pursuant to the Second Ramius Agreement, in exchange for certain agreements by Ramius with respect to the 2011 Annual Meeting, SeaChange agreed, among other things, to reconstitute the Board such that Mr. Vona became a Class I director with a term expiring at the Company’s 2012 Annual Meeting, to appoint Mr. Feld as a Class III director and to nominate Messrs. Rau and Feld for election at the 2011 Annual Meeting as Class III directors (with terms to expire at the 2014 Annual Meeting).

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Determination of Director Independence

The Board of Directors has determined that Messrs. Feld, Olson, Salvatori, Terino and Vona and Ms. Cotton are “independent” directors, meeting all applicable independence requirements of the SEC, including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Marketplace Rules of The Nasdaq Stock Market (“Nasdaq”). In making this determination, the Board of Directors affirmatively determined that none of such directors has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that neither the identification of Messrs. Feld and Terino as director nominees by Ramius nor the terms of either the First Ramius Agreement or the Second Ramius Agreement precluded a determination that each of Mr. Feld and Mr. Terino qualified as “independent”.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received no later than the close of business on February 7, 2013 at SeaChange’s principal executive offices in order to be included in the SeaChange proxy statement for that meeting. Any such stockholder proposals should be submitted to SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts, 01720, Attention: Secretary. Under the By-Laws of SeaChange, stockholders who wish to make a proposal at the 2013 Annual Meeting — other than one that will be included in SeaChange’s proxy materials — must notify SeaChange no earlier than January 8, 2013, and no later than February 7, 2013. If a stockholder who wishes to present a proposal fails to notify SeaChange by February 7, 2013, the stockholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the By-Laws of SeaChange, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2013 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

In order to curtail controversy as to the date on which a proposal will be marked as received by SeaChange, it is suggested that stockholders submit their proposals by Certified Mail — Return Receipt Requested.

Availability of Corporate Governance Documents

SeaChange’s Code of Ethics and Business Conduct (“Ethics Policy”) for all directors and all employees of SeaChange, including executive officers, and the charters for the Audit, Compensation, Corporate Governance and Nominating Committees of the Board of Directors are available on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. SeaChange will ensure that amendments, if any, to these documents are disclosed and posted on this website within four (4) business days of any such amendment.

Board Meetings

The Board of Directors of SeaChange met twenty times and acted by written consent twice during the fiscal year ended January 31, 2012. During the fiscal year ended January 31, 2012, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of all the committees of the Board on which they serve. SeaChange has a policy that its Board of Directors attend SeaChange’s Annual Meeting of Stockholders. Last year, all of the directors attended the Annual Meeting of Stockholders that was held on July 20, 2011.

Board Leadership Structure

The Board of Directors has appointed an independent director to serve as Chairman of the Board of Directors. The Board has adopted this structure to strike an effective balance between management and independent leadership participation in the Board process. The function of the Chairman is to set the agenda for Board meetings and to facilitate and improve communication between the independent directors and

SeaChange by serving as the interface between SeaChange’s Chief Executive Officer, senior management and the independent directors. The Chairman works with the chairperson of the Compensation Committee, if a separate person, to establish goals for the Chief Executive Officer each fiscal year and conducts the annual Chief Executive Officer evaluation. Mr. Olson currently serves as the Chairman.

Board Oversight of Risk

The Board oversees the business and strategic risks of SeaChange. The Audit Committee oversees financial reporting and compliance risks confronting SeaChange. The Compensation Committee oversees risks associated with SeaChange’s compensation policies and practices, including performance-based compensation and change in control plans. The Corporate Governance and Nominating Committee oversees risks relating to corporate governance and the process governing the nomination of members of the Board.

SeaChange provides a detailed description of the risk factors impacting its business in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The members of each committee are appointed by the Board based on the recommendation of the Corporate Governance and Nominating Committee. The members are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting. Each of these standing committees is governed by a committee-specific charter that is reviewed periodically by the applicable committee pursuant to the rules set forth in each charter. The Board annually conducts a self-evaluation of each of its committees. All members of all committees are independent directors.

Audit Committee

The Audit Committee members are Ms. Cotton (Chair) and Messrs. Olson, Terino, and Vona each of whom meet the independence requirements of the SEC and Nasdaq, as described above. In addition, SeaChange’s Board has determined that each member of the Audit Committee is financially literate and that Ms. Cotton satisfies the requirement of the Marketplace Rules applicable to Nasdaq-listed companies that at least one member of the Audit Committee possess financial sophistication and that Ms. Cotton is an “audit committee financial expert” as defined in the rules and regulations promulgated under the Exchange Act. The Audit Committee’s oversight responsibilities include matters relating to SeaChange’s financial disclosure and reporting process, including the system of internal controls, the performance of SeaChange’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of SeaChange’s independent auditors. The Audit Committee met nine times and acted by unanimous written consent one time during fiscal year 2012. The responsibilities of the Audit Committee and its activities during fiscal year 2012 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee members are Messrs. Olson (Chair), Feld, and Terino, each of whom meet the independence requirements of the SEC and Nasdaq, as described above. Among other things, the Compensation Committee determines the compensation, including stock options, restricted stock units and other equity compensation, of SeaChange’s management and key employees, administers and makes recommendations concerning SeaChange’s equity compensation plans, and ensures that appropriate succession planning takes place for all levels of management, department heads and senior management. The Compensation Committee met seventeen times and acted by unanimous written consent three times during fiscal year 2012. The responsibilities of the Compensation Committee and its activities during fiscal year 2012 are more fully described in the Compensation Discussion and Analysis contained in this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee members are Messrs. Olson, Salvatori, and Vona (Chair) and Ms. Cotton, each of whom meet the independence requirements of the SEC and Nasdaq, as described above. The Corporate Governance and Nominating Committee is responsible for oversight of corporate governance at SeaChange, recommending to the Board of Directors persons to be nominated for election or appointment as directors of SeaChange and monitoring compliance with SeaChange’s Code of Ethics and Business Conduct. The Corporate Governance and Nominating Committee identifies Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and stockholders of SeaChange. Additionally, the Corporate Governance and Nominating Committee may identify candidates through engagements with executive search firms. The Corporate Governance and Nominating Committee met one time and acted by unanimous written consent one time during fiscal year 2011.

Qualifications of Director Candidates

In evaluating the suitability of individuals for Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets the requirements for independence, his or her professional expertise and educational background, and the potential to contribute to the diversity of viewpoints, backgrounds or experiences of the Board as a whole including diversity of experience, gender, race, ethnicity and age. The Corporate Governance and Nominating Committee evaluates each individual in the context of the entire Board, with the objective of recommending nominees who can best further the success of SeaChange’s business and represent stockholder interests. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria for prospective nominees. SeaChange believes that the backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. As part of the consideration in fiscal year 2012 by the Corporate Governance and Nominating Committee of candidates for election to the Board, these criteria were reviewed. No changes to these criteria were recommended as a result of such review.

Procedures for Stockholders to Recommend Director Candidates

Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the SeaChange Corporate Governance and Nominating Committee, 50 Nagog Park, Acton, Massachusetts 01720. SeaChange stockholders wishing to nominate directors may do so by submitting a written notice to the Secretary of SeaChange at the same address in accordance with the nomination procedures set forth in SeaChange’s By-Laws. The procedures are summarized in this proxy statement under the heading “Stockholder Proposals.” The Secretary will provide the notice to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee does not distinguish between nominees recommended by stockholders and other nominees. All nominees must meet, at a minimum, the qualifications described in “Qualifications of Director Candidates” above. The Committee did not receive any stockholder nominee recommendations for this annual meeting.

Process for Stockholders to Communicate with Directors

Stockholders may write to the Board or a particular Board member by addressing such communication to the Chairman of the Board, if directed to the Board as whole, or to an individual director, if directed to that particular Board member, care of SeaChange’s Chief Financial Officer, at SeaChange’s offices at 50 Nagog Park, Acton, Massachusetts 01720. Unless such communication is addressed to an individual director, SeaChange will forward any such communication to each of the directors.

Compensation of Directors

During the fiscal year ended January 31, 2012, directors who were employees of SeaChange received no cash compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings. During fiscal year 2012, SeaChange directors who were not employees of SeaChange earned a fee of $9,000 per quarter and were reimbursed for their reasonable out-of-pocket expenses incurred in attending Board meetings. Until the fourth quarter of fiscal 2012, when Mr. Olson became Chairman, Mr. Vona served as Lead Director. The Lead Director was entitled to receive an additional cash payment of $10,000 per quarter in consideration of service as Lead Director. Accordingly, for fiscal 2012, Mr. Vona earned $40,000 for his service as Lead Director in addition to earning $36,000 for his service as director. Beginning with the first quarter of fiscal 2013 Mr. Olson will receive $5,000 per quarter in consideration of his service as Chairman.

The Chair of the Audit Committee of the Board of Directors is entitled to receive an additional cash payment of $3,750 per quarter. Accordingly, for fiscal 2012, Ms. Cotton earned $15,000 for her service as Chairperson of the Audit Committee in addition to earning $36,000 for service as a director. The Chairs of the Corporate Governance and Nominating Committee, the Compensation Committee and the Independent Advisory Committee of the Board are each entitled to receive an additional cash payment of $2,500 per quarter. Accordingly, for fiscal 2012, Mr. Olson earned $10,000 for his service as Chair of the Compensation Committee and Mr. Feld earned $10,000 for his service as Chair of the Independent Advisory Committee, in each case in addition to earning $36,000 for service as a director. The Lead Director was not eligible to receive additional fees for service as chair of a committee, and the Chairman will not be either. Accordingly, for fiscal 2012, Mr. Vona was not paid an additional fee for his service as Chair of the Corporate Governance and Nominating Committee and, beginning with the first quarter of fiscal 2013, Mr. Olson will not be paid an additional fee for his service as Chair of the Compensation Committee.

In accordance with the compensation policy for non-employee directors adopted by the Compensation Committee in December, 2005 and amended in July, 2008, each non-employee director is entitled to receive an annual grant of 12,000 restricted stock units that vests in equal installments over three years. The annual grant of 12,000 restricted stock units with respect to fiscal 2012 was made in November 2011.

In February, 2009, the Board adopted a policy to award new non-employee directors the following awards at the time they join the Board: (i) an initial equity award of restricted stock units for 12,000 shares of SeaChange’s common stock, to vest annually over three years on the anniversary of the date the non-employee director joins the Board, and (ii) the annual restricted stock unit award made to non-employee directors described in the immediately preceding paragraph which, at the discretion of the Board, may be prorated for partial year service.

Director Compensation
Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Mary Palermo Cotton	$51,000	$96,120	$147,120
Peter Feld	$46,000	$96,120	$142,120
Thomas F. Olson	$46,000	$192,525	$238,525
Carlo Salvatori	$36,000	$96,120	$132,120
Ed Terino	$36,000	$96,120	$132,120
Carmine Vona	$76,000	$96,120	$172,120

(1)	The grant date fair value for each of these awards, aggregated in the above table, is as follows:

Name	Date of Grant	Stock Awards (#RSUs)	Grant Date Fair Value	Total Grant Date Fair Value
Mary Palermo Cotton	11/30/2011	12,000	$96,120	$96,120
Peter Feld	11/30/2011	12,000	$96,120	$96,120
Thomas F. Olson	11/30/2011	12,000	$96,120
	12/1/2011	2,898	$21,619
	1/3/2012	2,898	$20,866
	1/18/2012	8,000	$53,920	$192,525
Carlo Salvatori	11/30/2011	12,000	$96,120	$96,120
Ed Terino	11/30/2011	12,000	$96,120	$96,120
Carmine Vona	11/30/2011	12,000	$96,120	$96,120
(2)	Fees and awards received by Mr. Rau during fiscal 2012 as an outside director prior to his appointment as interim Chief Executive Officer on November 30, 2011 are reflected in the Summary Compensation Table appearing on page 30.

The table below shows the aggregate number of stock awards and options outstanding for each non-employee director as of January 31, 2012. Stock awards consist of unvested restricted stock units. Upon vesting, the units are paid in the form of shares of our common stock.

Name	Aggregate Stock Awards Outstanding (#)	Aggregate Stock Options Outstanding (#)
Mary Palermo Cotton	24,000	5,000
Peter Feld	28,000	0
Thomas F. Olson	32,000	92,500
Carlo Salvatori	32,000	0
Ed Terino	32,000	0
Carmine Vona	24,000	17,500

Report of the Audit Committee

The Audit Committee currently consists of Ms. Cotton (chair) and Messrs. Olson, Terino and Vona.

The Audit Committee’s primary duties and responsibilities are to:

•	Appoint, compensate and retain SeaChange’s independent registered public accounting firm, and oversee the work performed by the independent registered public accounting firm.
•	Assist the Board of Directors in fulfilling its responsibilities by reviewing the financial reports provided by SeaChange to the SEC and SeaChange’s stockholders.
•	Monitor the integrity of SeaChange’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.
•	Recommend, establish and monitor procedures designed to improve the quality and reliability of the disclosure of SeaChange’s financial condition and results of operations.
•	Provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors.

The Board of Directors has adopted a written charter setting out the functions the Audit Committee is to perform. A copy of this may be found on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link.

Management has primary responsibility for SeaChange’s consolidated financial statements and the overall reporting process, including SeaChange’s system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of SeaChange in conformity with accounting principles generally accepted in the United States of America, expresses an opinion on the effectiveness of internal control over financial reporting and discusses with the Audit Committee any issues the independent registered public accounting firm believes should be raised with SeaChange.

For fiscal year 2012, the Audit Committee reviewed the audited consolidated financial statements of SeaChange and met with both management and Grant Thornton LLP, SeaChange’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that there were no material deficiencies in the design or operation of internal controls which could adversely affect SeaChange’s ability to record, process, summarize and report financial data and that there was no fraud, whether or not material, that involved management or other employees who have a significant role in SeaChange’s internal controls.

The Committee has received from and discussed with Grant Thornton LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP the independent accountant’s independence. The Committee also discussed with Grant Thornton LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of SeaChange be included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2012. The Audit Committee also decided to retain Grant Thornton LLP as SeaChange’s independent registered public accounting firm for the 2013 fiscal year.

Respectfully Submitted By The Audit
Committee Of The Board Of Directors

Mary Palermo Cotton, Chair
Thomas F. Olson
Edward Terino
Carmine Vona

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material.” No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that SeaChange specifically incorporates this report or any portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

INFORMATION CONCERNING EXECUTIVE OFFICERS

In addition to Mr. Rau, SeaChange’s Chief Executive Officer and Director, whose biographical information is set forth above at page 6, SeaChange’s executive officers are:

Executive Officer’s Name	Position and Principal Occupation and Business Experience During the Past Five Years
Michael Bornak	Chief Financial Officer, Treasurer, Secretary and Senior Vice President, Finance and Administration
Michael Bornak, age 50, joined SeaChange in January 2012 and serves as the Chief Financial Officer, Treasurer, Secretary, and Senior Vice President, Finance and Administration. Mr. Bornak previously served from September 2009 until January 2012 as the Chief Financial Officer of Tollgrade Communications, Inc., a test and measurement telecommunications and utility company. From June 2008 to July 2009 he was Chief Financial Officer of Solar Power Industries, Inc., a solar energy product manufacturer. From February 2006 to June 2008, Mr. Bornak was the Chief Financial Officer of MHF Logistical Solutions, Inc., a logistics company serving primarily the nuclear and hazardous/ non-hazardous waste industries.
Steven M. Davi	Senior Vice President, Advanced Technologies and Chief Technology Officer
Steven M. Davi, 48, joined SeaChange in November 1997 and was appointed Senior Vice President, Advanced Technologies and Chief Technology Officer in May 2012. From July 2005 to July 2011, he served as Senior Vice President, Software Engineering, and from July 2011 to May 2012 he served as Senior Vice President, Advanced Engineering. Mr. Davi previously served as Vice President, Engineering from August 2003 to July 2005, as Manager, Engineering from August 1998 to August 2003 and as Consulting Software Engineer from November 1997 to August 1998. Prior to joining SeaChange, Mr. Davi served from September 1990 until November 1997 in various engineering and managerial positions at Banyan Systems Inc., a network operating system software company that specialized in enterprise scale directory and messaging products. Prior to joining Banyan Systems, Mr. Davi served from June 1985 until September 1990 in various engineering positions within the networking division at Data General.
Erwin van Dommelen	President, SeaChange Software
Erwin van Dommelen, 45, joined SeaChange upon the closing of SeaChange’s acquisition of eventIS Group B.V. on September 1, 2009 as Chief Executive Officer and President of eventIS Group B.V. Mr. van Dommelen was appointed President, SeaChange Software Division in March 2010. Mr. van Dommelen previously worked with eventIS Software Solutions, an entity affiliated with eventIS Group B.V., serving as the Chief Executive Officer of eventIS Software Solutions since April 2002.
Ira Goldfarb	Senior Vice President, Worldwide Sales and Service
Ira Goldfarb, 54, has served as Executive Vice President of Worldwide Sales and Service since October 2010. Previously, Mr. Goldfarb served as Senior Vice President, Worldwide Sales from August 2003 to October 2010, Vice President, Worldwide Sales since January 1998, Vice President, U.S. Systems Sales from August 1997 to January 1998, as Vice President, Eastern Region from January 1997 to August 1997, and as Vice President, Central Region, from August 1994 to January 1997. Prior to joining SeaChange, Mr. Goldfarb held several sales management positions at Digital Equipment Corporation from September 1983 to July 1994.

Executive officers of SeaChange are appointed by, and serve at the discretion of, the Board of Directors, and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of SeaChange. Each executive officer other than Mr. van Dommelen is a full time employee of SeaChange. Mr. van Dommelen provides services to SeaChange’s subsidiary eventIS Group, B.V. in the Netherlands pursuant to a Management Agreement by and between eventIS Group, B.V. and Erwin van Dommelen Beheer B.V., a private company with limited liability under the laws of the Netherlands.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to our success and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, incentive compensation and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved.

Fiscal 2012 Business Results

Our operating results in fiscal 2012 were largely consistent with those in fiscal 2011, while significant progress was made in our transition to a software and services company and in streamlining our operations. Overall, GAAP revenue decreased 2% in fiscal 2012, from $201.7 million to $197.7 million, while non-GAAP net income from continuing operations increased in fiscal 2012 from $15.7 million or $0.49 per share to $16.4 million or $0.51 per share. We ended fiscal 2012 with our strongest operating performance of the year, and, as previously announced, have realized annualized cost reductions anticipated from the divestiture of our servers and storage business unit and other product and market rationalizations and reductions in general and administrative costs.

Pay for Performance

We believe that the historical payouts under our executive compensation incentive plan are evidence of the pay for performance structure of these plans. For example, no payout was made under our fiscal 2012 compensation plan based on the financial performance metrics, as our fiscal 2012 financial results, while largely consistent with those in fiscal 2011, were below both the revenue threshold and non-GAAP net income threshold set as part of our fiscal 2012 compensation plan. Payouts under our fiscal 2012 compensation plan occurred only on the basis of individual performance-based objectives. In contrast, we did make payouts under our fiscal 2011 compensation plan, as our fiscal 2011 financial results were an improvement over those in fiscal 2010, and were above the revenue threshold and non-GAAP net income target set as part of our fiscal 2011 compensation plan. Consistent with this pay for performance focus, our Compensation Committee (the “Committee”) exercised discretion under our fiscal 2010 compensation plan not to make any payout based on the financial performance metrics, even though the revenue threshold was exceeded, due to our GAAP net income results.

We believe that the variability in these payouts indicates that our annual compensation plans effectively reward our executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance.

Compensation Objectives

We structure our executive compensation to reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives. The Committee has responsibility for establishing, implementing and monitoring adherence to this philosophy.

The Committee has designed an executive compensation plan that rewards the achievement of specific financial and non-financial goals through a combination of cash and stock-based compensation. This bifurcation between financial and non-financial objectives and between cash and stock-based compensation creates alignment with stockholder interests and provides a structure in which executives are rewarded for achieving results that the Committee believes will enhance stockholder value.

The Committee believes that stockholder interests are best served by compensating our employees at industry competitive rates, enabling us to attract and retain the best available talent, recognizing superior performance while providing incentives to achieve overall business and financial objectives. By doing so, we believe that our ability to achieve financial and non-financial goals is enhanced.

Setting Executive Compensation

When setting the annual compensation plan for our executive officers, the Committee begins with an analysis of each compensation component for our Chief Executive Officer. This analysis includes the dollar amount of each component of compensation payable to the Chief Executive Officer related to the relevant period, together with the related metrics for performance-based compensation. The overall purpose of this analysis is to bring together, in one place, all of the elements of fixed and contingent compensation, so that the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate amount of actual and projected compensation.

The Committee then presents this analysis to the Chief Executive Officer, who provides input to the Committee on the reasonableness, feasibility and effectiveness of the compensation components, including performance metrics, proposed by the Committee. The Chief Executive Officer then creates similar compensation component breakdowns for the other executive officers, presenting compensation recommendations of both base and performance-based compensation related to the relevant period, together with the associated performance metrics. These recommendations are then reviewed and, once agreed upon, approved by the Committee. The Committee can exercise its discretion in modifying any recommended compensation to executives, and exercises this discretion in active consultation with the Chief Executive Officer.

Prior to setting executive compensation for fiscal 2012, the Committee again engaged Pearl Meyer & Partners to assist the Committee in reviewing our existing executive compensation plan, updating the list of peer companies we reference in setting compensation, and reviewing general compensation trends within the industry in which we operate. The Committee decided to engage Pearl Meyer and undertake this review based on our continued transition to a software company and the significant commentary in recent years regarding executive compensation trends and practices, including that published by Institutional Shareholder Services.

Based on this review, we updated our list of peer companies to eliminate companies that either had been acquired or whose product or service offerings were no longer similar to ours. The updated list of our peer companies is as follows:

• ARRIS Group, Inc.	• Netscout Systems, Inc.
• Concurrent Computer Corporation	• Network Engines, Inc.
• Harmonic Inc.	• Progress Software Corp.
• iRobot Corp.	• Sonus Networks, Inc.
• Limelight Networks Inc.	• Sycamore Networks, Inc.
• Mercury Computer Systems, Inc.	• TiVo Inc.

Similar to the process completed in prior years in determining executive compensation, we made reference to the compensation paid by these peer companies in establishing fiscal 2012 executive compensation but did not benchmark compensation to these companies.

The Committee endeavors to establish a compensation program that is internally consistent and equitable to enable our achievement of overall corporate objectives. Within this framework, the level of the Chief Executive Officer’s compensation will differ from that of the other executives because of the difference in his role and responsibilities and the compensation practices at peer companies.

In 2011, we submitted our executive compensation to an advisory vote of our stockholders and it received the support of 94% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation, including the say on pay vote. While we had already approved our fiscal 2012 compensation plan by the time we held our say on pay vote in July 2011, we considered the stockholder advisory vote in making grants under our fiscal 2012 compensation plan and in formulating our fiscal 2013 compensation plan. In addition, at our annual meeting a majority of our stockholders supported an annual vote on our executive compensation program and, in response, we determined to hold an annual vote on the matter.

Fiscal 2012 Executive Compensation Components

For the fiscal year ended January 31, 2012, the principal components of compensation for the named executive officers were:

•	base salary;
•	performance-based incentive compensation;
•	discretionary equity awards;
•	change in control and termination benefits; and
•	general employee welfare benefits.

As discussed below, the Committee believed that this mix of compensation would allow us to pay our executive officers competitive levels of compensation that best reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives.

Base Salary

We provide named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined individually for each executive.

During its review of base salaries for executives, the Committee primarily considers:

•	individual performance of the executive;
•	our overall past operating and financial performance and future expectations;
•	internal review of the executive’s compensation, both individually and relative to other executive officers; and
•	market data regarding peer companies.

The Committee does not give a specific weighting among these various factors but rather considers the factors collectively in setting base salary. Salary levels are typically considered on an annual basis as part of the performance review process, as well as upon a promotion or other change in job responsibility. We try to provide an allocation between base and performance-based incentive compensation that reflects market conditions and appropriately ensures alignment of individual performance with our objectives.

In setting the executive compensation plan for fiscal 2012, the Committee did not make adjustments to the base salaries of our named executive officers that were serving as executive officers at the beginning of the fiscal year.

In connection with Mr. Rau’s appointment as Chief Executive Officer on November 30, 2011, the Committee approved awards of 5,796 RSUs issued as a base salary equivalent on the first day of each month commencing December 2011, for so long as Mr. Rau continued his service as interim Chief Executive Officer, each award vesting on the last day of the month in which such award is issued. These awards ceased effective as of May 1, 2012 upon Mr. Rau’s appointment as Chief Executive Officer on a permanent basis.

In connection with Mr. Bornak’s appointment as Chief Financial Officer, Senior Vice President, Finance and Administration, Treasurer and Secretary on January 18, 2012, the Committee approved a base salary for Mr. Bornak of $279,000.

Performance-Based Incentive Compensation

The Committee believes that performance-based incentive compensation motivates the achievement of critical annual performance objectives aimed at enhancing stockholder value. The fiscal 2012 performance-based incentive compensation plans established for each of Messrs. Bisson, Goldfarb, Kelly, van Dommelen and Styslinger and Ms. Kanouff provided for a cash base salary and eligibility for an equity-based incentive bonus.

Performance-based compensation for each of the named executive officers pursuant to our fiscal 2012 plan included the overall company financial objectives related to:

•	GAAP revenue for fiscal 2012; and
•	non-GAAP net income for fiscal 2012.

Performance-based objectives also included, in the case of Mr. Bisson, an improvement in general and administrative expenses by $3.8 million and an improvement in offshoring capabilities; in the case of Ms. Kanouff, the signing of new contracts with a significant customer and enhanced analyst coverage; in the case of Mr. Kelly, On Demand Group Ltd. achieving a fiscal 2012 revenue target of $39.1 million, with a threshold of $34 million, and a non-GAAP net income target of $4.8 million, with a threshold of $3.2 million; in the case of Mr. Goldfarb, objectives relating to software revenue, with a target of $151.7 million, and service quality; in the case of Mr. van Dommelen, objectives relating to software non-GAAP operating income including a target of $9.4 million with a threshold of $6.3 million; and, in the case of Ms. Kanouff and Messrs. Kelly, Styslinger and van Dommelen, objectives relating to software architecture.

In determining the targets and payouts at target performance levels for each of the objectives, the Committee considered the probability of achieving that target and the corresponding level of individual and group effort that would be required to achieve that target. Within that framework, the Committee set a fiscal 2012 GAAP revenue target of $227.0 million, with a threshold of $222.1 million, and a fiscal 2012 non-GAAP net income target of $25.1 million, with a threshold of $17.125 million. The Committee retained discretion to adjust these targets during the year, including discretion to reflect unusual or non-recurring items. The Committee did not establish limits for itself with respect to exercise of this discretion, and believes that this discretion is important in order to retain the ability to compensate executive officers in a manner that reflects overall corporate performance relative to the market conditions.

In establishing financial targets and potential payout targets for the named executive officers, the Committee provided for additional restricted stock unit (RSU) payouts in the event that the revenue or non-GAAP net income targets were exceeded, while establishing an upward limit on compensation awarded for exceeding the revenue target. The Committee also provided for a decreasing amount of RSU payouts in the event that the revenue or non-GAAP net income target, as applicable, were not met, while establishing a threshold with respect to each objective below which no corresponding payout would be made. These provisions were established to provide incentive to our officers to exceed the financial targets, as well as to provide some form of payout for performance that approaches but may not meet the established targets. The Committee implemented this structure to ensure that our compensation programs support our overall compensation objectives.

The Committee structured the performance-based compensation to be in the form of RSUs because the Committee believes that equity-based incentive compensation further aligns the interests of the executive officers with those of the stockholders, increases executive ownership of our stock, discourages excessive levels of risk taking, and enhances executive retention in a challenging business environment and competitive labor market.

No payments were made to SeaChange’s named executive officers related to the fiscal 2012 revenue or net income objectives. SeaChange’s fiscal 2012 revenue was $197.7 million, below the $222.1 million threshold for awards. SeaChange’s fiscal 2012 non-GAAP net income was $14.7 million, below the $17.125 million threshold for awards. While the thresholds for these objectives established toward the beginning of the fiscal year included anticipated revenue or net income, as applicable, from our servers and storage business unit, the final results for these objectives set forth above and in our fiscal 2012 financial statements exclude the results of that business unit as discontinued operations. The Committee did not exercise its discretion to adjust threshold or target amounts for these objectives based on the discontinuance of the servers and storage business unit operations.

The sole performance-based awards made to SeaChange’s named executive officers under the fiscal 2012 compensation plan were an award to Mr. Goldfarb of 7,330 RSUs, based upon achievement of objectives relating to service quality; an award to Mr. Kelly of 9,975 RSUs based on the fiscal 2012 non-GAAP net income results of On Demand Group Ltd.; and an award to Ms. Kanouff of 8,330 RSUs based on enhanced analyst coverage of SeaChange.

Alternate Summary Table Reflecting Actual Performance-Based Amounts

Because the Summary Compensation Table on page 30 includes values of performance-based equity awards based on the amounts that would have been awarded had targeted performance objectives been achieved, we have included the table below that instead presents all compensation amounts actually paid related to a given fiscal year. Amounts for fiscal 2011 and 2010 are presented on the same basis as fiscal 2012.

Name	Fiscal Year	Salary		Bonus(1)	Stock Awards(2)(3)	Option Awards(3)	Non Equity Incentive Plan(2)(4)	All Other(5)	Total
Raghu Rau(6) Chief Executive Officer, Director	2012	84,696	(7)	—	168,773	441,178	—	36,000	730,647
Michael D. Bornak(8) Chief Financial Officer, Senior Vice President, Finance and Administration, Treasurer and Secretary	2012	7,512		—	—	59,805	—	—	67,317
Ira Goldfarb Senior Vice President, Worldwide Sales and Service	2012	350,000		75,000	92,136	—	—	—	517,136
	2011	300,000		—	495,994	—	99,836	—	895,830
	2010	150,000		—	—	—	392,972	—	542,972
Anthony Kelly(9) CEO of ODG	2012	320,462		100,005	81,496	—	—	—	501,963
	2011	301,896		—	396,449	—	—	—	698,345
Erwin van Dommelen(10) President of Software	2012	277,724		70,532	86,000		—	—	434,256
William C. Styslinger, III(11) Former Chief Executive Officer, Chairman of the Board, Director	2012	406,795		—	519,321	—	—	950,000	1,876,116
	2011	452,083		—	1,218,888	—	—	—	1,670,971
	2010	420,000		—	—	—	—	—	420,000
Yvette Kanouff(12) Former President and Chief Strategy Officer	2012	400,000		75,000	92,059	—	—	420,000	987,059
	2011	359,081		—	568,449	—	49,918	—	977,448
	2010	236,323		—	151,101	—	283,486	—	670,910
Kevin M. Bisson(13) Former Chief Financial Officer, Senior Vice President, Finance and Administration Treasurer and Secretary	2012	335,417		—	—	—	—	15,829	351,246
	2011	341,979		—	330,659	—	—	—	672,638
	2010	330,750		—	—	—	—	—	330,750

(1)	The Bonus column reflects for fiscal 2012 the cash awards made to the named executive officers as retention awards. For Mr. Kelly, the amount included in this column for fiscal 2012 represents a cash retention award made by the Compensation Committee that Mr. Kelly ultimately declined.
(2)	Amounts in the Stock Awards column reflect the fair value of the restricted stock units earned by the officer relating to the applicable fiscal year, computed as of the date the issuance of such restricted stock units was finally approved, disregarding any estimates of forfeitures relating to service-based vesting conditions.
(3)	This expense represents the grant date fair value of the applicable option awards, as computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures relating to service-based vesting conditions.

(4)	The Non-Equity Incentive Plan Compensation column reflects for fiscal 2011 and 2010 target cash awards under performance-based compensation plans. For fiscal years 2011 and 2010, the Non-Equity Incentive Plan Compensation column includes $49,918 and $196,486, respectively, in sales commissions earned by Ms. Kanouff. For Mr. Goldfarb, all of the amounts included in the Non-Equity Incentive Plan Compensation column for fiscal 2011 and 2010 represent sales commissions earned relating to such fiscal years.
(5)	The All Other Compensation column includes Company contributions to a Named Executive Officer’s 401(k) Plan account, perquisites and other personal benefits received by a Named Executive Officer to the extent such benefits exceeded $10,000 in the aggregate relating to the fiscal year. In the case of Mr. Rau, the amount in this column represents the compensation received during fiscal 2012 by Mr. Rau as an independent director before becoming interim Chief Executive Officer on November 30, 2011. In the case of Mr. Styslinger, the amount in this column represents the cash severance payments payable to Mr. Styslinger under his separation agreement. In the case of Ms. Kanouff, the amount in this column represents $400,000 in cash severance payments payable to Ms. Kanouff under her separation agreement plus $20,000 paid to Ms. Kanouff upon the termination of her employment for earned but unused vacation time. For Mr. Bisson, the amount in this column represents the amount paid to Mr. Bisson upon the termination of his employment for earned but unused vacation time.
(6)	As disclosed in SeaChange’s Form 8-K filed November 30, 2011, Mr. Rau was appointed interim Chief Executive Officer on November 30, 2011. As disclosed in SeaChange’s Form 8-K filed May 1, 2012, Mr. Rau has been appointed Chief Executive Officer on a permanent basis effective May 1, 2012.
(7)	This amount represents the grant date fair value of monthly restricted stock unit awards issued to Mr. Rau in lieu of base salary during the period between his appointment as interim Chief Executive Officer and January 31, 2012.
(8)	As disclosed in SeaChange’s Form 8-K filed January 20, 2012, Mr. Bornak was appointed as Chief Financial Officer, Senior Vice President, Finance and Administration, Treasurer and Secretary of SeaChange on January 18, 2012.
(9)	Compensation information related to Mr. Kelly is presented solely with respect to fiscal 2012 and 2011, as Mr. Kelly was not a named executive officer in the fiscal year ended January 31, 2010. Effective as of the sale of SeaChange’s media services business on May 21, 2012, which sale was announced in a press release furnished by SeaChange in a Form 8-K filed May 21, 2012, Mr. Kelly is no longer employed by SeaChange. Mr. Kelly is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(10)	Compensation information related to Mr. van Dommelen is presented solely with respect to fiscal 2012, as Mr. van Dommelen was not a named executive officer in the fiscal years ended January 31, 2011 and January 31, 2010.
(11)	As disclosed in SeaChange’s Form 8-K filed November 30, 2011, Mr. Styslinger left SeaChange, effective December 8, 2011. Mr. Styslinger is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee as of the date hereof.
(12)	As disclosed in SeaChange’s Form 8-K filed February 3, 2012, Ms. Kanouff left SeaChange, effective January 31, 2012. Ms. Kanouff is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(13)	As disclosed in SeaChange’s Form 8-K filed January 13, 2012, Mr. Bisson left SeaChange, effective January 13, 2012. Mr. Bisson is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.

Discretionary Equity Awards

As described in this proxy statement, we experienced turnover in certain of our named executive officers in fiscal 2012. In connection with these changes, we made the following discretionary equity awards:

•	an award to Mr. Rau on January 18, 2012, in connection with his prior appointment as interim Chief Executive Officer, of 25,000 RSUs that vest annually over a period of three years beginning November 30, 2011, the date of his appointment;
•	an award to Mr. Rau on January 18, 2012, in connection with his prior appointment as interim Chief Executive Officer, of options to purchase 150,000 shares of our common stock at an exercise price of $6.74 per share, one-half of such options to vest based on the achievement of specified performance goals, and the other half of such options to vest at the rate of 33.33% on the first anniversary of November 30, 2011, the date of his appointment, and an additional 8.34% at the end of each quarter thereafter; and
•	an award to Mr. Bornak on January 18, 2012, upon his appointment as Chief Financial Officer, of options to purchase 25,000 shares of our common stock at an exercise price of $6.74 per share, to vest on January 31, 2013.

The Committee additionally made an incentive equity award to Mr. Styslinger on March 30, 2011 of 48,309 RSUs that vest annually over a period of three years beginning February 9, 2011, except that the award will vest in its entirety upon the achievement of certain stock price goals.

As with other types of equity awards, the Committee made the discretionary equity awards described above in order to further align the interests of these executive officers with those of the stockholders, increase Chief Executive Officer ownership of our stock, discourage excessive levels of risk taking and enhance retention.

As previously announced, in fiscal 2012 we engaged in an evaluation of strategic alternatives, ultimately deciding that it is in the best interests of our shareholders to continue as a publicly traded company. Within that context, the Committee made awards in fiscal 2012 of cash and RSUs to our named executive officers for retention purposes, as listed in the table below.

Recipient Name	Number of RSUs	Cash Award Amount
Bisson, Kevin	10,000	$75,000
Kanouff, Yvette	3,000	$75,000
Goldfarb, Ira	3,000	$75,000
Kelly, Tony	—	$100,005	(1)
Van Dommelen, Erwin	8,000	$75,075

(1)	Mr. Kelly declined this cash award amount.

The RSU awards listed in the table above vest annually over a period of three years beginning April 30, 2012, with accelerated vesting in the event of a termination without cause or in certain circumstances upon an acquisition of SeaChange. The cash awards listed in the table above became payable on the last day of the fiscal year on January 31, 2012, so long as the recipient remained employed by SeaChange on such date.

Clawback Policy and Stock Ownership Guidelines

Compensation paid to our named executive officers is subject to a policy regarding compensation reimbursement, or a “clawback” policy, as described in our Code of Ethics and Business Conduct, a copy of which is available on our website of www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. The policy provides that in the event that our financial results are significantly restated, the Board of Directors will review any compensation, other than base salary, paid or awarded to any executive officer found to have engaged in fraud or intentional misconduct that caused the need for the restatement. The Board will, to the extent permitted by law, require the executive officer to repay any such compensation if:

•	the amount of such compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement; and
•	such compensation would have been lower than the amount actually awarded had the financial results been properly reported.

Compensation paid to our named executive officers in the form of equity is also subject to our stock retention and ownership guidelines that apply to our directors and senior officers, as described in our Corporate Governance Guidelines, a copy of which is available on our website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. These guidelines provide that by the later of December 16, 2015 and six years following appointment to office:

•	each non-employee director is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to 40,000 shares;
•	the Chief Executive Officer retain ownership of vested shares of SeaChange stock in a minimum amount equal to 250,000 shares;
•	the President and the Chief Financial Officer retain ownership of vested shares of SeaChange stock in a minimum amount equal to 75,000 shares; and
•	each Senior Vice President that is an executive officer retain ownership of vested shares of SeaChange stock in a minimum amount equal to 50,000 shares.

Prior to meeting the stock ownership targets, each non-employee director and senior executive officer is encouraged, but is not required, to retain a meaningful portion of shares of stock acquired by the non-employee director or officer in order to progress toward the stock ownership targets, other than shares of stock sold to pay taxes and/or applicable exercise price with respect to an equity award. Upon meeting the stock ownership targets, each non-employee director and senior executive officer is required thereafter to retain not less than 25% of all shares of stock acquired by the non-employee director or officer, other than shares of stock sold to pay taxes and/or the applicable exercise price with respect to an equity award. In addition, upon any termination of service for a non-employee director and upon voluntary termination of service for a senior executive officer, such director or officer must wait at least 90 days before selling any shares. In the case of hardship or other compelling personal requirements, the stock ownership targets may be waived to permit the sale of shares by the affected person.

We have made, and from time to time continue to make, grants of stock options and RSUs to eligible employees based upon our overall financial performance and their individual contributions. Stock options and RSUs are designed to align the interests of our executives and other employees with those of our stockholders by encouraging them to enhance the value of SeaChange. In addition, the vesting of stock options and RSUs over a period of time is designed to defer the receipt of compensation by the recipient, creating an incentive for the individual to remain an employee. We do not have a program, plan or practice to select equity grant dates in connection with the release of favorable or negative news.

Change in Control and Termination Benefits

We have entered into change in control severance agreements with each of our North America based named executive officers. Mr. Kelly was not party to a change in control severance agreement, but was party to an executive service agreement, dated as of September 23, 2005, with us that provided for payment of 12 months base salary on termination without cause, whether or not in connection with a change of control. This payment was not triggered by the sale of our media services business, which resulted in the transfer of Mr. Kelly’s employment to the acquirer of that business. Mr. van Dommelen is also not a party to a change in control severance agreement.

Each of our then-existing change in control severance agreements was amended, effective December 21, 2009, to remove the “parachute payment” tax gross-up under Section 280G of the Internal Revenue Code of 1986, as amended, and the agreements with Messrs. Rau and Bornak entered into following that date do not contain a “parachute payment” tax gross up. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal 2012 year-end, are described in detail on page 37 under the heading entitled “Potential Payments Upon Termination or Change in Control.”

The change-in-control agreements are designed to provide an incentive to remain an employee leading up to and following a change in control. As discussed below, the agreements are tailored to provide for incremental benefits upon a change in control and upon termination of employment in the period subsequent to a change in control. The Committee believes that this layered method of compensation enhances stockholder value by providing the incentives for an executive officer to remain an employee through a change in control.

Given the range in individual situations among our executive officers and the desire to provide a relatively uniform basis of benefits among these individuals, the Committee has determined that it is appropriate for each of the executive officers to continue to be party to these change-in-control severance agreements.

In connection with the retirement of Mr. Styslinger effective December 8, 2011, we entered into a separation agreement and release of claims with Mr. Styslinger. A detailed description of our agreements in exchange for Mr. Styslinger’s release of claims appears on page 40.

In connection with Mr. Kanouff ceasing to be an employee of SeaChange, effective January 31, 2012, we entered into a separation agreement and release of claims with Ms. Kanouff, dated as of February 21, 2012. A detailed description of our agreements in exchange for Ms. Kanouff’s release of claims appears on beginning on page 40. Ms. Kanouff remains subject to the terms of an Employee Noncompetition, Nondisclosure and Developments Agreement with SeaChange previously executed by Ms. Kanouff with SeaChange, pursuant to which there is a one-year post-employment noncompetition and nonsolicitation obligation.

General Employee Welfare Benefits

We also have various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) retirement plan, which permits employees to invest in a choice of mutual funds on a pre-tax basis. We also maintain medical, disability and life insurance plans and other benefit plans for our employees.

Fiscal 2013 Executive Compensation Components

The Committee has determined to continue the existing compensation framework for fiscal 2013. A new peer company group containing companies of similar size and with the significant majority of their revenue coming from software sales and services has been established for fiscal 2013. This new peer group was used in setting the compensation ranges for our new Chief Executive Officer, but was established after fiscal 2013 compensation plans had been drafted for the other named executive officers. For the other named executive officers, the Committee reviewed the prior three fiscal years to determine the actual goal achievement and bonus payouts relative to each year’s plan. The Committee then set the fiscal 2013 goals at what it believes to be more realistic levels based primarily on software sales and services revenue and non-GAAP operating income. If achieved, the award payments are expected to equal or exceed actual payout levels of the prior years considered, even though the award payments would be well below the target achievement payout levels from the prior years.

The principal components of fiscal 2013 executive compensation are as follows, the same as existed for fiscal 2012 executive compensation:

•	base salary;
•	performance-based incentive compensation;
•	discretionary equity awards;
•	change in control and termination benefits; and
•	general employee welfare benefits.

Within this framework, the Committee established the specific compensation programs for our executive officers. Under the fiscal year 2013 plans, Mr. Rau will be eligible for a target bonus of $1,250,000, with $500,000 payable in cash and $750,000 payable in RSUs; Mr. Bornak will be eligible for a target bonus of $175,000, with $100,000 payable in cash and $75,000 payable in RSUs, and an option award of 25,000 options issuable subsequent to each fiscal quarter subject to the achievement of individualized performance-based objectives; Mr. Goldfarb will be eligible for a target bonus of $200,000, with $50,000 payable in cash and $150,000 payable in RSUs; and Mr. van Dommelen, in addition to receiving a base salary increase to $305,500, will be eligible for a target bonus of $300,000, with $75,000 payable in cash and $225,000 payable in RSUs. Separate from the fiscal 2013 plans, we also made a discretionary award to in March 2012 Mr. van Dommelen of 14,485 RSUs.

This performance-based compensation is earned based on our achievement of overall company financial objectives for fiscal 2013 related to revenue and non-GAAP operating income. In the case of Messrs. Bornak, Goldfarb and van Dommelen, a portion of their respective target incentive compensation is based on individualized performance-based objectives. These objectives will be further discussed in our proxy statement relating to our 2013 annual meeting of stockholders.

Similar to prior years, grants or awards of fiscal 2013 performance-based compensation will be determined by the Committee upon conclusion of our 2013 fiscal year, with the RSUs to vest in equal annual installments over three years. All of the grants of RSUs are subject to availability of RSUs for grant under SeaChange’s proposed 2011 Compensation and Incentive Plan. The fiscal 2013 performance-based compensation plans also provide that the Compensation Committee has the discretion to determine the amount, if any, of cash bonus and RSUs awarded under the plans, whether or not the criteria are satisfied. The plans also provide that the amount of the cash bonus and RSUs awarded may be adjusted upward or downward in predetermined amounts if actual performance exceeds or is below the target financial criteria, with a specified maximum upward adjustment of fifteen percent above target based upon non-GAAP operating income and ten percent above target based upon revenue.

In connection with Mr. Rau being named our permanent Chief Executive Officer, effective May 1, 2012, we made a one-time equity award of 60,827 RSUs to vest over three years and 875,000 stock options, to vest in increments based upon the closing price of our stock.

Tax and Accounting Implications

The financial reporting and income tax consequences to SeaChange of individual compensation elements are important considerations for the Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for named executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate and transparent impact on reported net income and other closely followed financial measures.

In making its compensation decisions, the Committee has considered that Internal Revenue Code Section 162(m) limits deductions for compensation paid in excess of $1 million. As a result, the Committee has designed much of the total compensation packages for the named executive officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m), if the Committee considers the tax consequences and determines that nevertheless those non-deductible elements are in our best interests.

Summary Compensation Table

The following table sets forth summary information regarding the compensation of SeaChange’s named executive officers in fiscal 2012, 2011 and 2010.

As described above in Compensation Discussion and Analysis, final determinations regarding grants or awards of performance-based compensation are made after fiscal year-end, when performance against the previously established metrics may be assessed by the Committee. With respect to equity awards under SeaChange’s performance-based compensation plans, the grant date for purposes of FASB ASC Topic 718 is the service inception date, or the beginning of the period during which performance is measured. In accordance with FASB ASC Topic 718, the amounts reflected below under the headings “Stock Awards” for a given fiscal year, such as 2012, represent the probable outcome as of the service inception date of the performance conditions under the fiscal 2012 performance-based compensation plan, which in each case is the award amount at the targets approved by the Compensation Committee. Because this Summary Compensation Table presents the performance-based equity compensation amounts based on the targets approved by the Compensation Committee, rather than the actual equity awards ultimately paid, we have included at page 23 a supplemental table that presents for all types of compensation the actual compensation amounts paid related to a given fiscal year. In the table below and in the supplemental table at page 23, performance-based compensation paid in cash after fiscal year-end but earned in the prior fiscal year is reflected under the heading “Non-Equity Incentive Plan Compensation” or “Bonus,” as applicable, in the fiscal year in which that compensation was earned, regardless of when paid.

Name	Fiscal Year	Salary		Bonus(1)	Stock Awards(2)(3)	Option Awards(3)	Non Equity Incentive Plan(2)(4)	All Other(5)	Total
Raghu Rau(6) Chief Executive Officer, Director	2012	84,696	(7)	—	168,773	441,178	—	36,000	730,647
Michael D. Bornak(8) Chief Financial Officer, Senior Vice President, Finance and Administration, Treasurer and Secretary	2012	7,512		—	—	59,805	—	—	67,317
Ira Goldfarb Senior Vice President, Worldwide Sales and Service	2012	350,000		75,000	634,810	—	—	—	1,059,810
	2011	300,000		—	235,900	—	99,836	—	635,736
	2010	150,000		—	107,640	—	392,972	—	650,612
Anthony Kelly(9) CEO of ODG	2012	320,462		100,005	614,301	—	—	—	1,034,768
	2011	301,896		—	134,800	—	—	—	436,696
Erwin van Dommelen(10) President of Software	2012	277,724		70,532	542,860	—	—	—	891,116
William C. Styslinger, III(11) Former Chief Executive Officer, Chairman of the Board, Director	2012	406,795		—	1,926,821	—	—	950,000	3,283,616
	2011	452,083		—	842,500	—	—	—	1,294,583
	2010	420,000		—	418,600	—	—	—	838,600
Yvette Kanouff(12) Former President and Chief Strategy Officer	2012	400,000		75,000	721,010	—	—	420,000	1,616,010
	2011	359,081		—	303,300	—	49,918	—	712,299
	2010	236,323		—	191,360	—	283,486	—	711,169
Kevin M. Bisson(13) Former Chief Financial Officer, Senior Vice President, Finance and Administration Treasurer and Secretary	2012	335,417		—	540,300	—	—	15,829	891,546
	2011	341,979		—	202,200	—	—	—	544,179
	2010	330,750		—	155,480	—	—	—	486,230

(1)	The Bonus column reflects for fiscal 2012 the cash awards made to the named executive officers as retention awards. For Mr. Kelly, the amount included in this column for fiscal 2012 represents a cash retention award made by the Compensation Committee that Mr. Kelly ultimately declined.

(2)	This expense represents the grant date fair value of the applicable restricted stock unit awards as computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures relating to service-based vesting conditions. Performance-based RSUs are valued at the grant date based upon the probable outcome of the performance metrics. Therefore, the amounts under the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of performance-based RSUs, assuming the highest level of performance conditions is achieved, is not capable of determination for the fiscal years shown due to the net income performance condition having been uncapped. Actual awards based on the achievement against the performance conditions and approved by the Compensation Committee following the end of fiscal years 2012, 2011 and 2010 are reflected in the supplemental table appearing at page 23.
(3)	This expense represents the grant date fair value of the applicable option awards, as computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures relating to service-based vesting conditions.
(4)	The Non-Equity Incentive Plan Compensation column reflects for fiscal 2011 and 2010 target cash awards under performance-based compensation plans. For fiscal years 2011 and 2010, the Non-Equity Incentive Plan Compensation column includes $49,918 and $196,486, respectively, in sales commissions earned by Ms. Kanouff. For Mr. Goldfarb, all of the amounts included in the Non-Equity Incentive Plan Compensation column for fiscal 2011 and 2010 represent sales commissions earned relating to such fiscal years.
(5)	The All Other Compensation column includes Company contributions to a Named Executive Officer’s 401(k) Plan account, perquisites and other personal benefits received by a Named Executive Officer to the extent such benefits exceeded $10,000 in the aggregate relating to the fiscal year. In the case of Mr. Rau, the amount in this column represents the compensation received during fiscal 2012 by Mr. Rau as an independent director before becoming interim Chief Executive Officer on November 30, 2011. In the case of Mr. Styslinger, the amount in this column represents the cash severance payments payable to Mr. Styslinger under his separation agreement. In the case of Ms. Kanouff, the amount in this column represents $400,000 in cash severance payments payable to Ms. Kanouff under her separation agreement plus $20,000 paid to Ms. Kanouff upon the termination of her employment for earned but unused vacation time. For Mr. Bisson, the amount in this column represents the amount paid to Mr. Bisson upon the termination of his employment for earned but unused vacation time.
(6)	As disclosed in SeaChange’s Form 8-K filed November 30, 2011, Mr. Rau was appointed interim Chief Executive Officer on November 30, 2011. As disclosed in SeaChange’s Form 8-K filed May 1, 2012, Mr. Rau has been appointed Chief Executive Officer on a permanent basis effective May 1, 2012.
(7)	This amount represents the grant date fair value of monthly restricted stock unit awards issued to Mr. Rau in lieu of base salary during the period between his appointment as interim Chief Executive Officer and January 31, 2012.
(8)	As disclosed in SeaChange’s Form 8-K filed January 20, 2012, Mr. Bornak was appointed as Chief Financial Officer, Senior Vice President, Finance and Administration, Treasurer and Secretary of SeaChange on January 18, 2012.
(9)	Compensation information related to Mr. Kelly is presented solely with respect to fiscal 2012 and 2011, as Mr. Kelly was not a named executive officer in the fiscal year ended January 31, 2010. Effective as of the sale of SeaChange’s media services business on May 21, 2012, which sale was announced in a press release furnished by SeaChange in a Form 8-K filed May 21, 2012, Mr. Kelly is no longer employed by SeaChange. Mr. Kelly is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(10)	Compensation information related to Mr. van Dommelen is presented solely with respect to fiscal 2012, as Mr. van Dommelen was not a named executive officer in the fiscal years ended January 31, 2011 and January 31, 2010.
(11)	As disclosed in SeaChange’s Form 8-K filed November 30, 2011, Mr. Styslinger left SeaChange, effective December 8, 2011. Mr. Styslinger is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee as of the date hereof.
(12)	As disclosed in SeaChange’s Form 8-K filed February 3, 2012, Ms. Kanouff left SeaChange, effective January 31, 2012. Ms. Kanouff is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(13)	As disclosed in SeaChange’s Form 8-K filed January 13, 2012, Mr. Bisson left SeaChange, effective January 13, 2012. Mr. Bisson is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended January 31, 2012.

	Grant Date	Estimated Future Payouts under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold (#)	Target (#)	Maximum ($)(3)
Raghu Rau	1/18/2012	—	—	—	38,679	—	—	$253,469
	1/18/2012	—	—	—	—	150,000	$6.74	$441,178
Michael D. Bornak	1/18/2012	—	—	—	—	25,000	$6.74	$59,805
Ira Goldfarb	7/20/2011	24,922	51,311	—	—	—	—	$580,090
	7/20/2011	—	—	—	3,000	—	—	$32,250
Anthony Kelly(4)	7/20/2011	25,190	48,012	—	—	—	—	$556,700
						—
Erwin van Dommelen	7/20/2011	9,000	22,500	—	—	—	—	$466,540
	7/20/2011	—	—	—	8,000	—	—	$86,000
							—
William C. Styslinger, III(5)	7/20/2011	61,546	153,865	—	—	—	—	$1,746,821
	7/20/2011	—	—	—	48,309	—	—	$519,321
							—
Yvette Kanouff(6)	7/20/2011	33,320	70,806	—	—	—	—	$651,890
	7/20/2011	—	—	—	3,000	—	—	$32,250
							—
Kevin M. Bisson(7)	7/20/2011	14,367	35,918	—	—	—	—	$482,700
	7/20/2011	—	—	—	10,000	—	—	$107,500

(1)	The grants under the “Estimated Future Payouts under Equity Incentive Plan Awards” column represent the threshold and target number of RSUs awarded under the fiscal 2012 performance-based compensation plan. The maximum value of the RSUs that may have been awarded under the fiscal 2012 performance-based compensation plan, assuming the highest level of performance conditions is achieved, is not capable of determination due to the net income performance condition having been uncapped.
(2)	The grants under the “All Other Stock Awards: Number of Shares of Stock or Units” column and under the “All Other Option Awards: Number of Securities Underlying Options” column represent the number of RSUs and options, respectively, granted to each named executive officer in 2012 under the Company’s 2011 Compensation and Incentive Plan outside of the fiscal 2012 performance-based compensation plan.
(3)	The maximum value of the RSUs that may have been awarded under the fiscal 2012 performance-based compensation plan, assuming the highest level of performance conditions was achieved, is not capable of determination due to the net income performance condition having been uncapped.
(4)	Effective as of the sale of SeaChange’s media services business on May 21, 2012, which sale was announced in a press release furnished by SeaChange in a Form 8-K filed May 21, 2012, Mr. Kelly is no longer employed by SeaChange. Mr. Kelly is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(5)	As disclosed in SeaChange’s Form 8-K filed November 30, 2011, Mr. Styslinger left SeaChange, effective December 8, 2011. Mr. Styslinger is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee as of the date hereof.
(6)	As disclosed in SeaChange’s Form 8-K filed February 3, 2012, Ms. Kanouff left SeaChange, effective January 31, 2012. Ms. Kanouff is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(7)	As disclosed in SeaChange’s Form 8-K filed January 13, 2012, Mr. Bisson left SeaChange, effective January 13, 2012. Mr. Bisson is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

In connection with the retirement of Mr. Styslinger effective December 8, 2011, we entered into a separation agreement and release of claims with Mr. Styslinger. The terms of Mr. Styslinger’s separation agreement included our agreements to:

•	pay Mr. Styslinger $950,000, two times his annual base salary at the time of his retirement, in twelve equal monthly installments on SeaChange’s regular payroll schedule; and
•	waive the continuing employment requirement applicable to unvested RSUs for 191,004 shares of SeaChange’s common stock previously granted to Mr. Styslinger, permitting these RSUs to continue to vest in accordance with their current vesting schedules following the termination of Mr. Styslinger’s employment.

In connection with Mr. Kanouff ceasing to be an employee of SeaChange, effective January 31, 2012, we entered into a separation agreement and release of claims with Ms. Kanouff, dated as of February 21, 2012. The terms of Ms. Kanouff’s separation agreement included our agreements to:

•	pay Ms. Kanouff $400,000, equal to her annual base salary at the time her employment terminated, in twice-monthly installments on our regular payroll schedule for a period of twelve months;
•	satisfy the retention award previously granted to Ms. Kanouff, as disclosed in the Form 8-K filed May 5, 2011, by the payment of $75,000 in cash and the accelerated vesting of the restricted stock units for 3,000 shares of SeaChange’s common stock; and
•	permit Ms. Kanouff to remain eligible to receive an award under our fiscal year 2012 performance-based compensation plan, with such payments, if any, to be made at the time and under the terms as would have applied had Ms. Kanouff remained actively employed by SeaChange, provided that 8,330 of such RSUs were awarded to Ms. Kanouff on execution of her separation agreement.

The separation agreement with Ms. Kanouff provides that all of Ms. Kanouff’s rights and obligations under existing awards of stock options and restricted stock units will continue to be governed by the terms and conditions of the applicable plan pursuant to which such awards were granted.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at January 31, 2012 granted to each of SeaChange’s named executive officers.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Raghu Rau	75,000	75,000		6.74	1/18/2019	25,000	179,500
			62,500	6.74	1/18/2019
Michael D. Bornak	25,000	25,000		6.74	1/18/2019
Ira Goldfarb	9,000	—	—	13.76	4/4/12	41,091	295,033
	4,500	—	—	13.24	5/24/12
	4,500	—	—	6.20	8/5/12
	4,500	—	—	6.05	11/4/12
	16,000	—	—	7.00	3/5/13
	4,500	—	—	10.72	5/27/13
	4,500	—	—	10.33	8/4/13
	4,500	—	—	15.59	11/4/13
	6,250	—	—	15.62	3/4/14
	6,250	—	—	12.21	5/24/14
	6,045	—	—	14.47	8/4/14
	205	—	—	14.47	8/4/14
	6,250	—	—	17.39	11/4/14
Anthony Kelly(3)	—	—	—	—	—	34,563	248,162
Erwin van Dommelen	—	—	—	—	—	29,099	208,931
William C. Styslinger, III(4)	55,000	—	—	13.76	4/4/12	123,903	889,624
	46,875	—	—	7.00	3/5/13
	40,000	—	—	15.59	11/4/13
	20,000	—	—	14.56	12/4/13
	20,000	—	—	15.62	3/4/14
	40,000	—	—	12.21	5/24/14
	20,000	—	—	14.47	8/4/14
	20,000	—	—	17.39	11/4/14
Yvette Kanouff(5)	7,000	—	—	13.76	4/4/12
	3,500	—	—	13.24	5/24/12
	4,500	—	—	10.72	5/27/13
	4,500	—	—	10.33	8/4/13
	4,500	—	—	15.59	11/4/13
	5,000	—	—	15.62	3/4/14
	2,118	—	—	12.21	5/24/14
	2,882	—	—	12.21	5/24/14
	5,000	—	—	14.47	8/4/14
	5,000	—	—	17.39	11/4/14
Kevin Bisson(6)	—	—	—	—	—

(1)	All options in the table above, other than with respect to Messrs. Rau and Bornak, were granted under the Company’s Amended and Restated 1995 Stock Option Plan (the “1995 Plan”). Under the 1995 Plan, one quarter of the options vest and become exercisable after one year and the balance vest and become exercisable over the next three years quarterly in equal installments. In fiscal 2006, the Company accelerated the vesting of certain unvested stock options with exercise prices equal to or greater than $9.00 per share that were previously awarded under the 1995 Plan. The options in the table above with respect to Messrs. Rau and Bornak were granted under the Company’s 2011 Compensation and Incentive Plan. One-half of Mr. Rau’s options vest based on the achievement of specified performance goals, and the other half of such options vest at the rate of 33.33% on the first anniversary of November 30, 2011, the date of his appointment, and an additional 8.34% at the end of each quarter thereafter. Mr. Bornak’s options vest on January 31, 2013.

(2)	These columns show the number of shares of Common Stock represented by unvested restricted stock units at January 31, 2012. Each of these restricted stock units was granted as part of an award that provided for vesting over a period of three years. The remaining vesting dates for these unvested restricted stock units are as follows:

Name	Number of Restricted Stock Units That Have Not Vested	Date of Grant	Vesting Dates
Raghu Rau	25,000	1/18/2012	11/30/12, 11/30/13, 11/30/14
Michael D. Bornak	—	—	—
Ira Goldfarb	30,761	7/20/11	1/31/13, 1/31/14
	7,330	1/31/12	1/31/13, 1/31/14, 1/31/15
	3,000	7/20/11	4/30/12, 4/30/13, 4/30/14
Anthony Kelly	24,588	7/20/11	1/31/13, 1/31/14
	9,975	1/31/12	1/31/13, 1/31/14, 1/31/15
Erwin van Dommelen	21,099	7/20/11	1/31/13, 1/31/14
	8,000	7/20/11	4/30/12, 4/30/13, 4/30/14
William C. Styslinger, III(3)	75,594	7/20/11	1/31/13, 1/31/14
	48,309	7/20/11	2/9/12, 2/9/13, 2/9/14
Yvette Kanouff(4)	—	—	—
Kevin M. Bisson(5)	—	—	—
(3)	Effective as of the sale of SeaChange’s media services business on May 21, 2012, which sale was announced in a press release furnished by SeaChange in a Form 8-K filed May 21, 2012, Mr. Kelly is no longer employed by SeaChange. Mr. Kelly is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(4)	As disclosed in SeaChange’s Form 8-K filed November 30, 2011, Mr. Styslinger left SeaChange, effective December 8, 2011. Mr. Styslinger is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee as of the date hereof.
(5)	As disclosed in SeaChange’s Form 8-K filed February 3, 2012, Ms. Kanouff left SeaChange, effective January 31, 2012. Ms. Kanouff is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(6)	As disclosed in SeaChange’s Form 8-K filed January 13, 2012, Mr. Bisson left SeaChange, effective January 13, 2012. Mr. Bisson is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of SeaChange’s named executive officers for fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Raghu Rau(2)	—	—	21,592	$177,086
Michael D. Bornak	—	—	—	—
Ira Goldfarb	—	—	24,422	$175,350
Anthony Kelly(3)	—	—	22,919	$164,558
Erwin van Dommelen	—	—	10,547	$75,727
William C. Styslinger, III(4)	—	—	67,101	$481,785
Yvette Kanouff(5)	—	—	39,127	$280,932
Kevin M. Bisson(6)	—	—	—	$—

(1)	The value realized upon vesting of the restricted stock units shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.
(2)	The amounts for Mr. Rau include a 10,000 shares and $93,740 related to awards that vested prior to Mr. Rau being appointed interim Chief Executive Officer on November 30, 2012.
(3)	Effective as of the sale of SeaChange’s media services business on May 21, 2012, which sale was announced in a press release furnished by SeaChange in a Form 8-K filed May 21, 2012, Mr. Kelly is no longer employed by SeaChange. Mr. Kelly is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(4)	As disclosed in SeaChange’s Form 8-K filed November 30, 2011, Mr. Styslinger left SeaChange, effective December 8, 2011. Mr. Styslinger is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee as of the date hereof.
(5)	As disclosed in SeaChange’s Form 8-K filed February 3, 2012, Ms. Kanouff left SeaChange, effective January 31, 2012. Ms. Kanouff is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.
(6)	As disclosed in SeaChange’s Form 8-K filed January 13, 2012, Mr. Bisson left SeaChange, effective January 13, 2012. Mr. Bisson is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.

Pension Benefits

SeaChange does not offer defined benefit plans to its employees.

Nonqualified Deferred Compensation

SeaChange does not offer nonqualified defined contribution or other nonqualified deferred compensation plans to its employees.

Potential Payments upon Termination or Change in Control

As explained above, SeaChange has entered into change in control severance agreements with each of its North America based named executive officers. Mr. Kelly was not party to a change in control severance agreement, but was party to an executive service agreement, dated as of September 23, 2005, with us that provided for payment of 12 months base salary on termination without cause, whether or not in connection with a change of control. This payment was not triggered by the sale of our media services business, which resulted in the transfer of Mr. Kelly’s employment to the acquirer of that business. Mr. van Dommelen is also not a party to a change in control severance agreement.

Under the change in control severance agreements that SeaChange is a party to with its named executive officers, a “change in control” means any of the following:

•	the members of the Board of Directors of SeaChange at the beginning of any consecutive 12-calendar month period (“Incumbent Directors”) ceasing for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election, was approved by at least a majority of the members of the Board then still in office who were members of the Board at the beginning of the 12-calendar month period shall be deemed to be an Incumbent Director;
•	any consolidation or merger whereby the stockholders of SeaChange immediately prior to the consolidation or merger do not, immediately after the consolidation or merger, beneficially own shares representing 50% or more of the combined voting power of the securities of the corporation (or its ultimate parent corporation) issuing cash or securities in the consolidation or merger;
•	any sale or other transfer of all or substantially all of the assets of SeaChange to another entity, other than an entity of which at least 50% of the combined voting power is owned by stockholders in substantially the same proportion as their ownership of SeaChange prior to the transaction;
•	any approval by the stockholders of SeaChange of a plan for liquidation or dissolution of SeaChange; or
•	any corporation or other person acquiring 40% or more of the combined voting power of SeaChange.

Immediately prior to a change in control, pursuant to the change in control severance agreements all of the executive’s unvested stock options and stock appreciation rights will automatically vest and become immediately exercisable, and any and all restricted stock and restricted stock rights then held by the executive shall fully vest and become immediately transferable free of restriction, other than those imposed by applicable law. In the event of a subsequent termination of the executive’s employment for any reason, all of the stock options and stock appreciation rights then held by the executive shall become exercisable for the lesser of (i) the remaining applicable term of the particular award or (ii) three years from the date of termination. In addition, if within one or two years following a Change in Control the employment of the executive is terminated (i) by SeaChange other than for specified causes, death or disability, or (ii) by the executive for specified good reason, the executive shall be entitled to the following:

•	(i) for executives other than Messrs. Rau and Bornak, two times his or her annual base salary plus one times his or her bonus for the preceding year, or, if larger, the year prior to that, (ii) for Mr. Bornak, one times his annual base salary plus one times the bonus, if any, for which he is eligible with respect to the fiscal year in which the termination occurs determined on a pro-rated basis, and (iii) for Mr. Rau, two times his annual base salary plus (A) for a termination occurring during the fiscal year ended January 31, 2013, the annual bonus, if any, for which he is eligible with respect to the fiscal year in which the termination occurs determined on a pro-rated basis, (B) for a termination occurring during the Company’s fiscal year ended January 31, 2014, either the annual bonus, if any, for which he is eligible with respect to the fiscal year in which the termination occurs determined on a pro-rated basis or, if larger, the annual bonus for fiscal 2013, or (C) for a termination occurring following January 31, 2014, one times his bonus for the preceding year, or, if larger, the year prior to that;
•	continued health, life and disability benefits, for a period of two years for executives other than Mr. Bornak and for a period of one year for Mr. Bornak;
•	outplacement services for up to one year following termination;
•	up to $5,000 of financial planning services; and
•	accrued vacation pay.

As discussed above in Compensation Discussion and Analysis, each of our then existing change in control severance agreements was amended, effective December 21, 2009, to remove the “parachute payment” tax gross-up under Section 280G of the Internal Revenue Code of 1986, as amended, and the agreements with Messrs. Rau and Bornak entered into following that date do not contain a “parachute payment” tax gross up.

As a condition to the receipt by the executive of any payment or benefit under the change-in-control severance agreement, the executive must first execute a valid, binding and irrevocable general release in favor of SeaChange and in a form reasonably acceptable to SeaChange.

The following table shows, for the named executive officers with SeaChange as of the close of business on January 31, 2012, the payments to which such named executive officers would have been entitled pursuant to his or her change-in-control severance agreement or, in the case of Mr. Kelly and Mr. van Dommelen, his executive service agreement or employment agreement, respectively, had employment been terminated as of January 31, 2012 in circumstances that would have triggered the change-in control severance agreement or executive service agreement, as applicable, and, for each of Ms. Kanouff and Messrs. Styslinger and Bisson, the payments actually made or payable in connection with the termination of his or her employment on or prior to January 31, 2012.

Potential Payments Upon Termination or Change in Control

Name	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Equity Incentive Plan Compensation ($)(2)	Benefits ($)(3)	Equity Awards ($)(4)
Raghu Rau	1,000,000	500,000	750,000	73,078	256,500	(5)
Michael D. Bornak	279,000	75,000	100,000	73,078	11,000
Ira Goldfarb	700,000	99,836	495,994	73,078	295,033
Anthony Kelly(6)	320,462	—	—	—	—
Erwin van Dommelen	—	—	—	—	—
William C. Styslinger, III	1,400,000	—	—	50,113	1,331,957
Yvette Kanouff	400,000	75,000	92,059	39,039	92,059
Kevin M. Bisson	—	—	—	15,829	—

(1)	For Messrs. Rau and Goldfarb, reflects two times the executive’s base salary. For Mr. Kelly, reflects 12 months base salary. For Mr. Styslinger, reflects three times his base salary, which he would have been entitled to as a result of a Change in Control occurring on January 31, 2012. Absent a change in control occurring prior to September 30, 2012, Mr. Styslinger is entitled to $950,000 in severance payments in connection with the termination of his employment during the fiscal year ended January 31, 2012. For Ms. Kanouff, reflects the payments actually made or payable in connection with the termination of her employment during the fiscal year ended January 31, 2012.
(2)	Messrs. Rau and Bornak were not subject to incentive plans for fiscal 2012 and thus would not have been entitled to incentive plan compensation upon a termination or Change in Control as of January 31, 2012. The amounts shown in the incentive plan columns for Messrs. Rau and Bornak instead show the incentive plan compensation each would be entitled to upon a termination or Change in Control occurring on January 31, 2013 assuming satisfaction of all performance conditions under the fiscal 2013 incentive plans. For Mr. Goldfarb, reflects one times his bonus. For Ms. Kanouff, reflects the payments actually made or payable in connection with the termination of her employment during the fiscal year ended January 31, 2012.
(3)	For executives other than Mr. Bisson, reflects the continuation of each named executive officer’s benefits under group benefit plans consisting of medical, dental, group life and disability and outplacement and financial planning services. For Ms. Kanouff, reflects in addition $20,000 paid to Ms. Kanouff upon the termination of her employment for earned but unused vacation time. For Mr. Bisson, reflects the amount paid to Mr. Bisson upon the termination of his employment for earned but unused vacation time.
(4)	For executives other than Ms. Kanouff and Mr. Styslinger, reflects the value of all unvested stock options and restricted stock units that would vest as a result of the termination. For Mr. Styslinger, reflects the value of all unvested restricted stock units that would have vested as a result of a Change in Control occurring on January 31, 2012. For Ms. Kanouff, reflects the value of unvested restricted stock units that vested as a result of the termination of her employment on January 31, 2012. The amounts are based on (i) in the case of accelerated options, the excess of the SeaChange January 31, 2012 closing common stock price over the applicable exercise price, and (ii) in the case of accelerated restricted stock units, the SeaChange closing common stock price as of January 31, 2012 multiplied by the number of unvested restricted stock units as of January 31, 2012. The grant date fair value of restricted stock unit awards have previously been disclosed in the Summary Compensation Table.
(5)	Reflects the value of the acceleration of unvested stock options and restricted stock units that Mr. Rau would have been entitled to on January 31, 2012 had his change in control and severance agreement dated as of May 1, 2012 been entered into on or prior to January 31, 2012.

(6)	Effective as of the sale of SeaChange’s media services business on May 21, 2012, which sale was announced in a press release furnished by SeaChange in a Form 8-K filed May 21, 2012, Mr. Kelly is no longer employed by SeaChange. Mr. Kelly is a named executive officer for the fiscal year ended January 31, 2012, but is no longer an executive officer or employee of SeaChange as of the date hereof.

As disclosed in SeaChange’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2012, in connection with the retirement of Mr. Styslinger effective December 8, 2011, we entered into a separation agreement and release of claims with Mr. Styslinger. Under the terms of Mr. Styslinger’s separation agreement, in exchange for Mr. Styslinger’s release of claims, we agreed to:

•	pay Mr. Styslinger $950,000, two times his annual base salary at the time of his retirement, in twelve equal monthly installments on SeaChange’s regular payroll schedule;
•	pay for 24 months of Mr. Styslinger’s coverage under comparable medical and dental benefit plans to those by which Mr. Styslinger was covered immediately prior to the termination of his employment; and
•	waive the continuing employment requirement applicable to unvested RSUs for 191,004 shares of SeaChange’s common stock previously granted to Mr. Styslinger, permitting these RSUs to continue to vest in accordance with their current vesting schedules following the termination of Mr. Styslinger’s employment.

In the event that a Change in Control occurs after December 8, 2011 but before September 30, 2012, then Mr. Styslinger’s separation agreement (i) requires SeaChange to pay Mr. Styslinger an amount equal to the difference between the $950,000 in severance pay described above and the cash value of the compensation Mr. Styslinger would otherwise have been entitled to under his Change-in-Control Severance Agreement in connection with the Change in Control, and (ii) provides for the full acceleration of all unvested RSUs held by Mr. Styslinger.

As disclosed in SeaChange’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2012, in connection with Ms. Kanouff ceasing to be an employee of SeaChange effective January 31, 2012, we entered into a separation agreement and release of claims with Ms. Kanouff, dated as of February 21, 2012. Under the terms of Ms. Kanouff’s separation agreement, in exchange for Ms. Kanouff’s release of claims, we will:

•	pay Ms. Kanouff $400,000, equal to her annual base salary at the time her employment terminated, in twice-monthly installments on our regular payroll schedule for a period of twelve months;
•	satisfy the retention award previously granted to Ms. Kanouff, as disclosed in the Form 8-K filed May 5, 2011, by the payment of $75,000 in cash and the accelerated vesting of the restricted stock unit for 3,000 shares of SeaChange’s common stock;
•	permit Ms. Kanouff to remain eligible to receive an award under our fiscal year 2012 performance-based compensation plan, with such payments, if any, to be made at the time and under the terms as would have applied had Ms. Kanouff remained actively employed by SeaChange, provided that 8,330 of such RSUs were awarded to Ms. Kanouff on execution of her separation agreement; and
•	pay for up to 12 months (or such earlier period as Ms. Kanouff becomes eligible for healthcare coverage from a new employer) of her coverage under comparable medical and dental benefit plans to those by which she was covered immediately prior to the termination of her employment.

The separation agreement with Ms. Kanouff provides that all of Ms. Kanouff’s rights and obligations under existing awards of stock options and restricted stock units will continue to be governed by the terms and conditions of the applicable plan pursuant to which such awards were granted. Ms. Kanouff remains subject to the terms of an Employee Noncompetition, Nondisclosure and Developments Agreement with SeaChange previously executed by Ms. Kanouff with SeaChange, pursuant to which there is a one-year post-employment noncompetition and nonsolicitation obligation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Thomas F. Olson, Chair
Peter Feld
Edward Terino

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Feld, Olson (Chair), and Terino. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of SeaChange or any of its subsidiaries, was formerly an officer of SeaChange or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of SeaChange served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of SeaChange.

PROPOSAL NO. II

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2012 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the heading “Compensation Discussion and Analysis.”

The Board has implemented an executive compensation program that rewards performance and is designed to attract, retain and motivate the key individuals who are most capable of contributing to SeaChange’s success and building long-term value for its stockholders. This compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved. SeaChange believes that the variability in these payouts indicates that its annual compensation plans effectively reward its executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance. The Compensation Committee retains discretion as to final payouts under the incentive compensation plans to ensure the goals of the overall program are met. SeaChange believes that the compensation program is centered on a pay-for-performance philosophy and is strongly aligned with the long-term interests of shareholders.

The historical payouts under the executive compensation incentive plan are evidence of the pay for performance structure of SeaChange’s compensation program. For example, no payout was made under our fiscal 2012 compensation plan based on the financial performance metrics, as our fiscal 2012 financial results, while largely consistent with those in fiscal 2011, were below both the revenue threshold and non-GAAP net income threshold set as part of our fiscal 2012 compensation plan. Payouts under our fiscal 2012 compensation plan occurred only on the basis of individual performance-based objectives. In contrast, we did make payouts under our fiscal 2011 compensation plan, as our fiscal 2011 financial results were an improvement over those in fiscal 2010, and were above the revenue threshold and non-GAAP net income target set as part of our fiscal 2011 compensation plan. Consistent with this pay for performance focus, our Compensation Committee (the “Committee”) exercised discretion under our fiscal 2010 compensation plan not to make any payout based on the financial performance metrics, even though the revenue threshold was exceeded, due to our GAAP net income results.

The Board urges stockholders to read the Compensation Discussion and Analysis beginning on page 19 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and which includes the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 30 through 41 of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

While the vote is advisory, the Board and the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements. It is currently expected that stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s annual meeting in 2013.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Company’s executive compensation.

PROPOSAL NO. III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Grant Thornton LLP currently serves as SeaChange’s independent registered public accounting firm. The Board of Directors is seeking ratification of the Audit Committee’s selection of Grant Thornton LLP to continue to serve as the registered public accounting firm for the fiscal year ending January 31, 2013.

Independent Registered Public Accounting Firm for Fiscal Year 2013

The Audit Committee of the Board of Directors has selected the firm of Grant Thornton LLP, independent accountants, to serve as the registered public accounting firm for the fiscal year ending January 31, 2013.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

The Board of Directors has put the ratification of the selection of Grant Thornton LLP before the stockholders because the Board believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will first review the basis for the stockholder vote and SeaChange’s relationship with Grant Thornton LLP and will then take such action as it deems necessary.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of SeaChange’s independent registered public accounting firm.

Principal Accountant Fees and Services

Fees for Services Provided by Grant Thornton LLP

The following table sets forth the aggregate fees for services provided by Grant Thornton LLP, SeaChange’s independent registered public accounting firm for the fiscal years ended January 31, 2012 and 2011.

	2012	2011
Audit Fees	$1,185,794	$1,327,776
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total:	$1,185,794	$1,327,776

Audit Fees.  These are aggregate fees billed for professional services rendered by Grant Thornton LLP for the fiscal year ended January 31, 2012, and for the fiscal year ended January 31, 2011 for (a) the annual audit of SeaChange’s financial statements for each such fiscal year including statutory audits of foreign subsidiaries and the accompanying attestation report regarding SeaChange’s internal control over financial reporting contained in SeaChange’s annual reports on Form 10-K, (b) reviews of the quarterly financial information included in SeaChange’s Quarterly Reports on Form 10-Q for each such fiscal year and (c) reviews of SEC filings.

The Audit Committee of the Board of Directors has determined that the provision of the services as set out above is compatible with maintaining Grant Thornton LLP’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and other non-audit services that may be provided by Grant Thornton LLP, the independent registered public accounting firm. The policy identifies the principles that must be considered by the Audit Committee in approving these services to ensure that Grant Thornton LLP’s independence is not impaired; describes the audit and audit-related, tax and other services that may be provided; and sets forth pre-approval requirements for all permitted services. To date, Audit Committee pre-approval has been sought for the provision of all services by Grant Thornton LLP.

OTHER MATTERS

Expenses and Solicitation

All costs of solicitation of proxies will be borne by SeaChange. In addition to solicitations by mail, certain of SeaChange’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, e-mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward the Notice and proxy soliciting material to the owners of stock held in their names, and SeaChange will reimburse them for their reasonable out-of-pocket costs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires SeaChange’s directors, executive officers and holders of more than 10% of SeaChange’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of SeaChange. Such persons are required by regulations of the SEC to furnish SeaChange with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended January 31, 2012, and written representations from certain Reporting Persons, SeaChange believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended January 31, 2011, with the following exceptions: (1) Erwin van Dommelen’s of Changes in Beneficial Ownership filed on Form 4 on September 26, 2011, which reported a transaction that occurred on September 1, 2011, was required to be filed by September 6, 2011; (2) Raghu Rau’s Annual Statement of Changes in Beneficial Ownership filed on Form 5 on March 16, 2012, which reported transactions that occurred on January 18, 2012, required to be reported on a Form 4 by January 20, 2012; (3) Thomas F. Olson’s Annual Statement of Changes in Beneficial Ownership filed on Form 5 on March 16, 2012, which reported transactions that occurred on January 18, 2012, required to be reported on a Form 4 by January 20, 2012; (4) Michael Bornak’s Annual Statement of Changes in Beneficial Ownership filed on Form 5 on March 16, 2012, which reported a transaction that occurred on January 18, 2012, required to be reported on a Form 4 by January 20, 2012.

Certain Relationships and Related Transactions

SeaChange has adopted a written policy pursuant to the Amended and Restated Charter of the Audit Committee and the Charter of the Corporate Governance and Nominating Committee that all transactions between SeaChange and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to SeaChange than could be obtained from unaffiliated third parties.

On September 1, 2009, SeaChange completed its acquisition of eventIS Group B.V. (“eventIS”) from a holding company in which Erwin van Dommelen, elected President of SeaChange Software in March 2010, has a 31.5% interest. SeaChange has made cash payments to date to the holding company of $41.0 million and issued 227,041 of restricted common shares, 75,018 of which will vest in equal installments over three years beginning fiscal 2011 and 152,023 which will vest in equal installments over three years beginning in fiscal 2012. SeaChange is obligated to make payments of approximately $137,000 in cash on each of September 1, 2012 and September 1, 2013 and an additional payment in an aggregate amount of $2.8 million with $1.7 million payable in cash and $1.1 million payable by the issuance of restricted shares of SeaChange’s common stock on September 1, 2012. SeaChange has also accrued $1.8 million for additional payments that may become due under the earn-out provisions of the eventIS share purchase agreement, which will be paid to the holding company if certain performance goals are met.

SeaChange is also party to agreements dated June 3, 2010 and December 16, 2010 with Ramius relating to the election of directors. A description of these agreements is set forth above under the heading “Arrangements or Understandings Regarding the Selection of Certain Directors.”

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report Combo are available at www.proxyvote.com.

M25767-P95550

SEACHANGE INTERNATIONAL, INC.

Annual Meeting of Stockholders to be held on July 18, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Raghu Rau and Michael Bornak and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of SeaChange International, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of SeaChange to be held on July 18, 2012, at 10:00 a.m. local time, at SeaChange’s offices located at 50 Nagog Park, Acton, Massachusetts 01720, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 30, 2012, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR THE APPROVAL OF EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF THE APPOINTMENT OF SEACHANGE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

SEACHANGE INTERNATIONAL, INC.
ATTN: MARTHA SCHAEFER
50 NAGOG PARK
ACTON, MA 01720

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS

If you would like to reduce the costs incurred by SeaChange International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SeaChange International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M25766-P95550  KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

To withhold authority to vote for any individual nominee(s), mark
“For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except:
1. Election of Class I Directors	☐	☐	☐
Nominees:

 01 Raghu Rau                          02 Carmine Vona

The Board of Directors recommends you vote FOR proposals 2 and 3:

2.  To adopt, on an advisory basis, a resolution approving the compensation of SeaChange’s named executive officers:

For	Against	Abstain
☐	☐	☐

3.  To ratify the appointment of SeaChange’s independent registered public accounting firm, Grant Thornton LLP.

For	Against	Abstain
☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.  ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy.

Signature	Date	Signature (Joint Owners)	Date